Exhibit 10.1

     Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.



                          LICENSE AND SUPPLY AGREEMENT

                                      among

                        COLLAGENEX PHARMACEUTICALS, INC.,

                                       and

                       MUTUAL PHARMACEUTICAL COMPANY, INC.

                                       and

                          UNITED RESEARCH LABORATORIES








                                  APRIL 8, 2004

                    COLLAGENEX-MUTUAL License & Supply Agmt
                                                     i
                          LICENSE AND SUPPLY AGREEMENT


                                Table of Contents


ARTICLE I - DEFINITIONS................................................    2

ARTICLE II - INTELLECTUAL PROPERTY GRANTS..............................   11

ARTICLE III - PAYMENTS AND INVENTORY COMPETITIVE PRICING
ADJUSTMENTS............................................................   14

ARTICLE IV - SUPPLY....................................................   24

ARTICLE V - REPRESENTATIONS, WARRANTIES AND COVENANTS..................   36

ARTICLE VI - INTELLECTUAL PROPERTY AND CONFIDENTIAL INFORMATION........   43

ARTICLE VII - TERM AND TERMINATION.....................................   47

ARTICLE VIII - INDEMNIFICATION, INSURANCE AND DISPUTE
RESOLUTION.............................................................   53

ARTICLE IX - MISCELLANEOUS.............................................   61

                          LICENSE AND SUPPLY AGREEMENT

                                    PREAMBLE

     This LICENSE AND SUPPLY AGREEMENT dated as of the 8th day of April, 2004 (the "Execution Date") is by and among CollaGenex Pharmaceuticals, Inc., a
Delaware corporation having its principal place of business in Newtown, Pennsylvania ("COLLAGENEX"), on the one hand; and Mutual Pharmaceutical Company, Inc., a Pennsylvania corporation having its principal place of business in Philadelphia, Pennsylvania ("Mutual") and United Research Laboratories, Inc., a Pennsylvania corporation having its principal place of business in Philadelphia, Pennsylvania ("URL") (Mutual and URL are, collectively, "URL/MUTUAL"), on the other hand (CollaGenex and URL/Mutual are, collectively, the "Parties").

     WHEREAS, the Parties wish to amicably settle certain litigation currently ongoing between them; and WHEREAS, URL/MUTUAL desires to exclusively purchase certain products from COLLAGENEX for resale to its distributors and other customers for ultimate sale to consumers in the Territory, and COLLAGENEX desires to supply such products to URL/MUTUAL in the Territory, subject to the terms and conditions set forth in this Agreement; and

     WHEREAS, COLLAGENEX is willing to grant, and URL/MUTUAL is willing to receive, a sublicense under certain patents owned by The Research Foundation of State University of New York, a non-profit educational corporation organized under the laws of New York state ("FOUNDATION") to enable URL/MUTUAL to sell such products in the Territory to its distributors and other customers for ultimate sale to consumers in such Territory, subject to the terms and conditions set forth in this Agreement.

     NOW, THEREFORE, in consideration of the mutual covenants, agreements and stipulations set forth herein, and in the Consent Agreement (as defined hereinafter), Settlement Agreement (as defined hereinafter), and the Stipulated Orders (as defined hereinafter), the receipt and legal sufficiency of which are hereby mutually acknowledged, COLLAGENEX and URL/MUTUAL hereby agree as follows:

ARTICLE I - DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the following terms, whether used in the singular or plural, shall have the following meanings:

     "A/B Rated" shall mean "therapeutically equivalent" as evaluated by FDA, applying the definition of "therapeutically equivalent" set forth in the Preface to the current edition of the FDA publication "Approved Drug Products With Therapeutic Equivalence Evaluations" (the "Orange Book").

     "Adverse Event Reports" shall have the meaning set forth in Section 4.3.

     "Affiliate" shall mean any corporation, firm, partnership or other entity, whether de jure or de facto, which controls, is controlled by, or is under common control with a Party. For purposes of this definition, "control" shall mean: (a) in the case of corporate entities, direct or indirect ownership of at least 50% of the stock or shares (or such lesser percentage which is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction) entitled to vote for the election of directors or otherwise having the power to vote on or direct the affairs of such Party; and (b) in the case of non-corporate entities, direct or indirect ownership of at least 50% of the equity interest or the power to direct the management and policies of such noncorporate entities.

     "Agreement" shall mean this License and Supply Agreement.

     "AMP" shall mean Average Manufacturer's Price for Periostat(R)as reported quarterly by CollaGenex to The Secretary of the United States Department of Heath and Human Services and/or the Heath Care Financing Administration pursuant to Section 1927 of the Social Security Act, 42 U.S.C.ss.1396s, and/or Section 4401 of the Omnibus Budget Reconciliation Act of 1990, Pub. L. No. 101-508.

     "ANDA" shall mean an Abbreviated New Drug Application as defined in the U.S. Federal Food, Drug and Cosmetic Act and all applicable regulations promulgated thereunder.

     "Applicable Law" shall mean all applicable provisions of all U.S. federal or state statutes, laws, regulations, ordinances, decrees, orders, decisions, injunctions, judgments, and permits and licenses of or from U.S. federal or state governmental authorities relating to the use or regulation of the subject item.

     "Bottle" shall mean a bottle containing one hundred (100) tablets of COLLAGENEX Supplied Product. "Box" shall mean a box of twelve (12) Bottles. "Business Day" shall mean any day other than a day which is a Saturday, a Sunday or federal bank holiday in the USA. "cGMP" shall mean current good manufacturing practices of the FDA, as set forth in 21 C.F.R. Parts 210 and 211 and all Applicable Law.

     "Calendar Quarter" shall mean each of the three (3) month periods during a calendar year starting on the first of January, April, July and October.

     "Change of Control" shall mean, with respect to the applicable Party, an event where:

          (a) any Third Party (alone or together with such Third Party's Affiliates) or "group" (as such term is defined under Section 13(d) of the Securities Exchange Act of 1934, as amended) (i) acquires beneficial ownership of capital stock of such Party entitling the holder(s) thereof to greater than fifty percent (50%) of the voting power of the then outstanding capital stock of such Party with respect to the election of directors of such Party, or (ii) otherwise actually controls or is in a controlling position with respect to the voting power of the then outstanding capital stock of such Party; or

          (b) such Party consummates a merger, consolidation, reorganization or similar transaction or series of related transactions, whether direct or indirect, with another Third Party, alone or together with such Third Party's Affiliates (the "Acquiring Corporation"), in which: (i) such Party is not the surviving corporation in such transaction, (ii) the members of the Board of Directors of such Party prior to such transaction constitute less than one half of the members of the Board of Directors of the Acquiring Corporation following such transaction, (iii) greater than fifty percent (50%) of the voting power of the outstanding capital stock of the Acquiring Corporation with respect to the election of directors following such transaction is held by Third Parties who were shareholders of the Acquiring Corporation prior to such transaction, or (iv) such Party is otherwise effectively controlled by the Acquiring Corporation, or

          (c) such Party sells to any Third Party(s) (alone or together with such Third Party's Affiliates) in one or more related transactions properties or assets representing greater than fifty percent (50%) of: (i) such Party's consolidated total assets as reflected on its most recent annual audited financial statements, provided that, all or substantially all of the properties and assets used in connection with such Party's pharmaceutical business are included in such transaction(s), (ii) such Party's pharmaceutical business, or (iii) such Party's consolidated operating income for the most recent fiscal year as reflected on its most recent annual audited financial statements.

     Notwithstanding anything to the contrary in this definition, a Change of Control shall not be deemed to have occurred with respect to a Party where any acquisition, merger, consolidation, reorganization, sale or similar transaction occurs solely between such Party and any one or more of its Affiliates.

     "COLLAGENEX" shall have the meaning set forth in the Preamble.

     "COLLAGENEX NDA" shall mean NDA No. 50,783 for Periostat(R) 20 mg tablets as approved by the FDA.

     "COLLAGENEX Party" shall have the meaning set forth in Section 8.2.

     "COLLAGENEX Safety Stock" shall have the meaning set forth in Section 4.2(c)(i).

     "COLLAGENEX Supplied Product" shall mean all doxycycline hyclate 20 mg immediate-release tablets bearing the URL/MUTUAL imprint MP-573 and supplied to URL/MUTUAL by COLLAGENEX manufactured pursuant to the COLLAGENEX NDA in effect as of the Effective Date.

     "Commercial Quantities" shall mean such quantities of a Competitive Generic Product that is A/B Rated to Periostat(R) [**] in the Territory. URL/MUTUAL and COLLAGENEX shall each use their respective commercially reasonable efforts to determine when Commercial Quantities of a Competitive Generic Product have first been offered by a Third Party for prompt delivery to such major retail chains, major pharmaceutical wholesalers, distributors, or managed care providers in the Territory, and the Party first making such determination shall report such information to the other Party as soon as practicable.

     "Competitive Generic Entry" shall mean the first date, subsequent to the Effective Date, on which the Parties agree, in good faith, that Competitive Generic Product has been shipped, and remains available for purchase for more than [**] consecutive Business Days after COLLAGENEX is made aware of such shipment and/or availability for purchase, in Commercial Quantities in the Territory from, directly or indirectly, any Third Party, other than COLLAGENEX Supplied Product which is supplied, directly or indirectly, to such Third Party by URL/MUTUAL or its Affiliates; provided, however, that if, within [**] consecutive Business Days after COLLAGENEX is made aware of such shipment and/or availability for purchase, all shipments or sales are enjoined or otherwise terminated, then the Competitive Generic Entry shall not have occurred.

     "Competitive Generic Offer Period" shall mean each period, beginning subsequent to the Effective Date, during which the Parties agree, in good faith, that Competitive Generic Product is available for purchase in Commercial Quantities in the Territory from, directly or indirectly, any Third Party, other than COLLAGENEX Supplied Product which is supplied, directly or indirectly, to such Third Party by URL/MUTUAL or its Affiliates; provided, however, that a Competitive Generic Offer Period shall be deemed to have terminated (i) upon the date when such shipments or sales are enjoined or otherwise terminated, if, within [**] consecutive Business Days after COLLAGENEX is made aware of such shipment and/or availability for purchase, all such shipments or sales are enjoined or otherwise terminated, or (ii) upon the occurrence of a Competitive Generic Entry.

     "Confidential Information" shall mean any and all confidential information regarding, related to, or associated with the Product, the Patents, and this Agreement (including the terms and conditions hereof) that is disclosed by the Disclosing Party to the Recipient as of and after the Execution Date. Provided, however, that Confidential Information shall not include information which: (i) at the time of disclosure is in the public domain or otherwise publicly known; (ii) after disclosure becomes part of the public domain or otherwise publicly known, except through breach of this Agreement or the Settlement Agreement; (iii) the Recipient can demonstrate by reasonable proof was in its possession prior to the time of disclosure by the Disclosing Party hereunder, and was not acquired directly or indirectly from the Disclosing Party; or (iv) becomes available to Recipient from a Third Party who did not acquire such information directly or indirectly from the Disclosing Party and who is not otherwise prohibited from disclosing such information. In addition, the terms and conditions of this Agreement shall be considered the Confidential Information of each Party.

     "Consent Agreement" shall mean that certain Consent Agreement, which is dated as of the Execution Date, among COLLAGENEX, FOUNDATION and URL/MUTUAL, pursuant to which FOUNDATION consents to the sublicenses granted to URL/MUTUAL, among other things.

     "Disclosing Party" shall have the meaning set forth in Section 6.3(a).

     "Effective Date" shall be the date upon which the last of the following events shall have occurred: (a) receipt of the Settlement Payment by the law firm of Hoffmann & Baron, LLP, as escrow agent; (b) execution of this Agreement;
(c) the Parties' execution of the Stipulated Order in the New York action; (d) the Parties' execution of the Stipulated Order in the Pennsylvania action; (e) Mutual's execution of the Stipulated Order in the FDA action; and (f) URL/MUTUAL having received notice from First DataBank, Inc. that the COLLAGENEX Supplied Product is listed as a branded product. Until the Effective Date, (x) none of the Intellectual Property Grants set forth in Article 2 shall become effective, and (y) the Settlement Payment and the Stipulated

Orders shall be held in escrow by the law firm of Hoffmann & Baron, LLP, as escrow agent, and (z) neither this Agreement nor the Settlement Agreement shall be effective in settling or compromising any of the disputes referenced therein.

     "Execution Date" shall be the date upon which this Agreement shall be mutually executed by authorized representatives of each Party, which date shall be that which is set forth in the Preamble.

     "FDA" shall mean the U.S. Food and Drug Administration, or any successor agency thereto. "Firm Order" shall have the meaning set forth in Section 4.2(c)(ii).

     "Initial Quantity" shall mean [**] bottles of CollaGenex Supplied Product, each containing 100 tablets, and each bottle bearing the label of Mutual Pharmaceutical Company, Inc.

     "Month's Supply" or "Months' Supply" shall mean, on any date, 1/6 of the total quantity of Periostat and COLLAGENEX Supplied Product sold during the immediately preceding six (6) full calendar months, as reported by IMS Health.

     "NDA" shall mean a New Drug Application as defined in the U.S. Federal Food, Drug, and Cosmetic Act and all applicable regulations promulgated thereunder.

     "NDC" shall mean a National Drug Code number.

     "URL/MUTUAL" shall have the meaning set forth in the Preamble.

     "URL/MUTUAL ANDA" shall mean ANDA No. 65-134, unapproved as of the Execution Date.

     "URL/MUTUAL Party" shall have the meaning set forth in Section 8.1(c).

     "URL/MUTUAL Product" shall mean doxycycline hyclate 20 mg tablets that are made by or for URL/MUTUAL and that are the subject of the URL/MUTUAL ANDA if the URL/MUTUAL ANDA is then-approved by the FDA.

     "URL/MUTUAL Product Action" shall have the meaning set forth in Section 5.9(c).

     "Patents" shall mean U.S. Patent No. 4,666,897 and Reissue Patent No. RE 34,656, and any reissues, reexaminations, and extensions of such patents.

     "Periostat(R)" shall mean Periostat(R) brand of doxycycline hyclate 20 mg immediate release tablets approved under NDA No. 50,783.

     "Product" shall mean, collectively or individually, depending on context, the following drug products:

          (a) any doxycycline hyclate 20 mg immediate release tablet approved under the COLLAGENEX NDA;

          (b) any doxycycline hyclate 20 mg immediate release tablet approved under the URL/MUTUAL ANDA or any other ANDA of URL/MUTUAL;

          (c) any doxycycline hyclate 20 mg immediate release tablet that is A/B Rated to Periostat(R) that shall have been approved under the ANDA of a Third Party ("Competitive Generic Product").

     "Product Action" shall have the meaning set forth in Section 5.6(b).

     "Product Claims" shall have the meaning set forth in Section 8.1(a).

     "Recipient" shall have the meaning set forth in Section 6.3(a).

     "Settlement Agreement" shall mean that certain Settlement Agreement, which is dated as of the Execution Date, among COLLAGENEX, FOUNDATION and URL/MUTUAL regarding the civil action pending in the United States District Court for the Eastern District of New York
captioned CollaGenex Pharmaceuticals, Inc. and The Research Foundation of State University of New York v. Mutual Pharmaceutical Company, Inc. and United Research Laboratories, Inc., Civil Action No. 03-3322 (CPS) (MDG) (the "New York action"), the civil action pending in the United States District Court for the Eastern District of Pennsylvania entitled Mutual Pharmaceutical Company, Inc. v. CollaGenex Pharmaceuticals, Inc., Civil Action No. 03-4042 (TJS) (the "Pennsylvania action"), and the civil action pending in the United States District Court for the District of Columbia, entitled CollaGenex Pharmaceuticals, Inc. v. Thompson et al., Civil Action No. 1:03-01405 (RMC) (the "FDA action") (collectively, the "Pending Actions").

     "Settlement Payment" shall have the meaning defined in Section 2 of the Settlement Agreement.

     "Stipulated Orders" shall mean, collectively, (a) the Stipulated Order for Judgment in the New York action, substantially in the form attached to the Settlement Agreement as Exhibit A, (b) the Stipulation of Dismissal in the
Pennsylvania action, substantially in the form attached to the Settlement Agreement as Exhibit B, and (c) a proposed Order effecting the withdrawal of Mutual's intervention in the FDA action, substantially in the form attached to the Settlement Agreement as Exhibit C.

     "Supply Term" shall mean the period beginning on the Effective Date and continuing until the earliest to occur of: (a) a Competitive Generic Entry, (b) the withdrawal of the COLLAGENEX NDA and/or the withdrawal of Periostat(R) from the market, (c) a material breach of this agreement by any Party that is not cured within the time frames set forth in Section 7, Section 4.2(a)(i), Section 4.2(c)(i), Section 4.2(d)(ii), Section 4.2(g) or Section 4.2(i), (d) a final determination by a court of competent jurisdiction, from which no appeal has been taken or all appeals have been exhausted, that the Patents are invalid, or unenforceable, or (e) the expiration date of the last of the Patents to expire (currently anticipated by the Parties to be May 15, 2007) (the earliest of (a) through (e), the "Supply Termination Date").

     "Term" shall have the meaning set forth in Section 7.1.

     "Territory" shall mean the United States of America and its territories and possessions, including Puerto Rico. "Third Party" shall mean any person, corporation, partnership, associations, joint venture, trust or other entity other than URL/MUTUAL or COLLAGENEX or FOUNDATION, or an Affiliate of any of them.

     "URL/MUTUAL Weighted Average Selling Price" shall mean, on the date of delivery to URL/MUTUAL of COLLAGENEX Supplied Product, the weighted average of the prices at which URL/MUTUAL sold any COLLAGENEX Supplied Product during the fifteen (15) Business Days immediately preceding such date.

     Section 1.2 The word "including" or any variation thereof means "including without limitation" or any variation thereof and shall not be construed to limit any general statement which it follows to the specific or similar items or matters immediately following it.

ARTICLE II - INTELLECTUAL PROPERTY GRANTS

     Section 2.1 Intellectual Property Grant for Sale of CollaGenex Supplied Product.

          (a) (i) Effective as of the Effective Date, and subject to the terms and conditions of this Agreement, COLLAGENEX hereby grants to URL/MUTUAL, for the period comprising the Supply Term, a sole, non-transferable, non-sublicenseable sub-license under the Patents in the Territory, to offer for sale and sell COLLAGENEX Supplied Product to URL/MUTUAL's distributors and other customers in the Territory for the purpose of ultimate sale by such distributors and other customers to consumers in the Territory. (ii) For the avoidance of doubt, the Parties agree that the foregoing right of selling COLLAGENEX Supplied Product in the Territory shall permit URL/MUTUAL to sell COLLAGENEX Supplied Product to its distributors and other customers for the purpose of ultimate sale by such distributors and other customer to consumers in the Territory during the Supply Term, which activities would, but for the license herein granted, infringe one or more of the Patents. URL/MUTUAL shall have the right under this Agreement during the Supply Term to sell COLLAGENEX Supplied Product for any indications in the COLLAGENEX NDA. (iii) The foregoing grant shall only be in effect for the Supply Term and shall automatically terminate upon the Supply Termination Date. URL/MUTUAL may not deliver or tender (or cause to be delivered or tendered) any COLLAGENEX Supplied Product outside of the Territory. URL/MUTUAL shall not sell any COLLAGENEX Supplied Product to a purchaser if URL/MUTUAL knows or has reason to believe that such purchaser intends to remove those COLLAGENEX Supplied Products from the Territory.

          (b) The Parties hereby agree and acknowledge that the use of "sole" in the foregoing paragraph shall mean that neither COLLAGENEX, nor its Affiliates, shall grant any Third Party (expressly or by implication) a sublicense under the Patents to sell or offer for sale any Product manufactured pursuant to the CollaGenex NDA in generic trade dress for the purpose of ultimate sale to consumers in the Territory during the Supply Term; for the avoidance of doubt, the Parties agree that COLLAGENEX, and its Affiliates, retain and reserve all rights to make, have made, use, sell to its distributors and other customers, offer for sale to its distributors and other customers in the Territory, Periostat(R) or any other doxycycline hyclate product during the term of the Agreement.

     Section 2.2 Intellectual Property Grant Upon Competitive Generic Entry

          (a) Effective as of the termination of the Supply Term due to a Competitive Generic Entry, and subject to the terms and conditions of this Agreement, COLLAGENEX hereby grants to URL/MUTUAL, a non-exclusive, fully-paid, non-transferable, non-sublicenseable sub-license under the Patents in the Territory, to make, have made, offer for sale and sell URL/MUTUAL Product (made by URL/MUTUAL or its Affiliates), and to offer to sell and sell COLLAGENEX Supplied Product, to URL/MUTUAL's distributors and other customers in the Territory for the purpose of ultimate sale by such distributors and other customer to consumers in the Territory. The foregoing license grant shall remain in effect for the entire life of the Patents.

     Section 2.3 Intellectual Property Grant for Launch of URL/MUTUAL Product

          (a) Effective upon URL/MUTUAL's termination of the Agreement, pursuant to Section 7.2(a), on account of a material breach by COLLAGENEX of its supply obligations set forth in Article IV of this Agreement, unless the provisions of Section 2.2 of this Agreement shall have become effective earlier, and subject to the terms and conditions of this Agreement,
     COLLAGENEX hereby grants to URL/MUTUAL a non-exclusive, fully-paid, non-transferable, non-sublicenseable sub-license under the Patents in the Territory, to make, have made, offer for sale and sell URL/MUTUAL Product (made by URL/MUTUAL or its Affiliates), and to offer to sell and sell COLLAGENEX Supplied Product, to URL/MUTUAL's distributors and other customers in the Territory for the purpose of ultimate sale by such distributors and other customers to consumers in the Territory. The foregoing license grant shall remain in effect for the entire life of the Patents.

     Section 2.4 [Reserved for Future Use].

     Section 2.5 Retained Rights.

          (a) [Reserved for Future Use].

          (b) Any intellectual property rights of COLLAGENEX or Foundation not expressly granted to URL/MUTUAL under the provisions of this Article II shall be retained by COLLAGENEX or Foundation, respectively.

          (c) In no event shall any of the licenses granted under the Patents, pursuant to this Article 2, be deemed to extend past the expiration of the Patents or the earlier final determination by a court of competent jurisdiction, from which no appeal has been taken or all appeals have been exhausted, adjudicating the Patents to be invalid or unenforceable.

ARTICLE III - PAYMENTS AND INVENTORY COMPETITIVE PRICING ADJUSTMENTS

     Section 3.1 Price to URL/MUTUAL of CollaGenex Supplied Product

          (a) Initial Quantity. CollaGenex shall supply the Initial Quantity of CollaGenex Supplied Product to URL/Mutual at a price equal to the following: [**]% of CollaGenex's reported AMP for a bottle of 100 tablets of Periostat(R) [**] for the first [**] Bottles (the "Initial Quantity Price"), plus CollaGenex shall supply the remaining [**] Bottles of the Initial Quantity at no charge to URL/MUTUAL as a one-time promotional allowance. For the avoidance of doubt, CollaGenex represents that its AMP for a bottle of 100 tablets of Periostat(R) [**] was $[**] per bottle. Accordingly, URL/Mutual shall pay CollaGenex $[**] per Bottle ([**] x $[**]) for the first [**] Bottles of the Initial Quantity.

          Payment terms with respect to the Initial Quantity shall be as follows:

          1. Net, [**] days for the first one-third (1/3) of the Initial Quantity Price;

          2. Net, [**] days for the next one-third (1/3) of the Initial Quantity Price; and

          3. Net, [**] days for the final one-third (1/3) of the Initial Quantity Price.

     All such payment time periods shall commence from the date of receipt of the [**] Bottle of the Initial Quantity by URL/MUTUAL.

          (b) Subsequent Quantities. For all quantities of CollaGenex Supplied Product shipped to URL/Mutual subsequent to the Initial Quantity, the price of the CollaGenex Supplied Product shall be determined as of the date that the relevant Firm Order is placed by URL/MUTUAL. The price and payment terms of all such shipments shall be calculated as follows:

               1. Except as provided with respect to the Initial Quantity and in Section 3.1(b)(3), below, for all Firm Orders placed during the Calendar year 2004, the purchase price shall be [**]% of the average of COLLAGENEX's reported AMP [**] immediately preceding the date the Firm Order was placed,

               2. Except as provided in Section 3.1(b)(3), below, for all Firm Orders placed during calendar year 2005 through the remainder of the Supply Term, the purchase price shall be [**]% of COLLAGENEX's reported AMP for [**] immediately preceding the date the Firm Order was placed.

               3.   Notwithstanding  the  foregoing   provisions  set  forth  in
                    Sections 3.1(b)(1) and (2), in the event that COLLAGENEX's reported

                    Wholesale Acquisition Cost ("WAC") for Periostat(R) 20 mg immediate release tablets decreases, then the price of URL/MUTUAL's purchases from the date of the WAC decrease back to [**] shall be reduced retroactively by the same percentage as the decline in reported WAC. Any such retroactive price adjustments, and any payments in respect of the Competitive Pricing Adjustment provisions set forth in Section 3.2, below, shall be taken by URL/MUTUAL in the first instance as setoff against amounts otherwise due and owing to COLLAGENEX in respect of the purchase of COLLAGENEX Supplied Product. In the event that such amounts due from COLLAGENEX to URL/MUTUAL exceed URL/MUTUAL's then-current financial obligations to COLLAGENEX, COLLAGENEX shall make the foregoing payments within [**] days of their being invoiced by URL/MUTUAL.

     In addition, if there is a Competitive Generic Entry, URL/MUTUAL shall, if requested by COLLAGENEX, accept delivery of all COLLAGENEX Supplied Product subject to Firm Orders which is already manufactured but not yet delivered, and shall purchase and accept delivery of all COLLAGENEX Supplied Product which is subject to non-cancellable orders placed with COLLAGENEX's manufacturers (provided, however, that COLLAGENEX shall use commercially reasonable efforts to try to cancel such orders) and up to [**] Supply of the available COLLAGENEX Safety Stock, in each case at a price equal to the lesser of (A) $[**] per bottle of 100 tablets or (B) $[**] less than the applicable URL/MUTUAL Weighted Average Selling Price. URL/MUTUAL shall request any adjustment in price pursuant to this Section 3.1(b)(3) by providing written notification to COLLAGENEX, and COLLAGENEX shall have the right to review all materials relied upon by URL/MUTUAL in calculating the deduction. URL/MUTUAL and COLLAGENEX agree that all claims or disputes asserted by either party against the other arising from or relating to the operation of this Section 3.1(b)(3) shall be resolved in accordance with Section 9.7A.

               4. For all COLLAGENEX Supplied Product other than the Initial Quantity, payment terms shall be Net, [**] days, with such payment term to commence from the date of receipt of the complete quantity set forth in the applicable Firm Order.

     Section 3.2 Competitive Pricing Adjustment.

          (a) [Reserved for Future Use.]

          (b) The Parties also recognize that, during any Competitive Generic Offer Period and/or upon or after a Competitive Generic Entry, inventory of COLLAGENEX Supplied Product that is in the retail and wholesale distribution channel and URL/MUTUAL's inventory may undergo multiple devaluations if the Competitive Generic Product is priced less expensively than URL/MUTUAL's selling price of the COLLAGENEX Supplied Product. The Parties therefore agree that COLLAGENEX will provide retroactive price adjustments to URL/MUTUAL in respect of such devaluations as follows:

               1. On the first day of any Competitive Generic Offer Period, URL/MUTUAL shall document the number of Bottles of
                    COLLAGENEX Supplied Product in the inventory of each URL/MUTUAL customer on such day (the lesser of (A) such aggregate number of Bottles, or (B) [**] Bottles, the "Customer Bottles at Risk"). Also, on the first day of any Competitive Generic Offer Period, URL/MUTUAL shall document the number of Bottles of COLLAGENEX Supplied Product in URL/MUTUAL's inventory (the "Day 1 URL/MUTUAL Inventory"). URL/MUTUAL shall promptly provide such documentation to COLLAGENEX.

               2. "URL/MUTUAL Bottles at Risk" means (a) with respect to a Competitive Generic Offer Period which is terminated other than by a Competitive Generic Entry, the lesser of (i) the COLLAGENEX Supplied Product in URL/MUTUAL's inventory which URL/MUTUAL is reasonably required to ship to its customers during such period or (ii) the URL/MUTUAL Inventory Risk Limit, and (b) with respect to a period which starts with a Competitive Generic Offer Period and continues directly into a Competitive Generic Entry without any intervening termination of such Competitive Generic Offer Period (such period, as measured starting on the first day of such Competitive Generic Offer Period and continuing until the termination of this Agreement or thereafter, if applicable in accordance with Section 7.3(d), the "Full Competitive Generic Adjustment Period"), the lesser of (i) the sum of
                    (A) the Day 1 URL/MUTUAL Inventory and (B) the quantity of COLLAGENEX Supplied Product shipped by COLLAGENEX to

                    URL/MUTUAL during the relevant Competitive Generic Offer Period and (ii) the URL/MUTUAL Inventory Risk Limit.

               3. "Maximum Credit" means, with respect to either a Competitive Generic Offer Period which is terminated other than by a Competitive Generic Entry or a Full Competitive Generic Adjustment Period, the difference between (a) the product of
                    (I) [**] and (II) the [**] and (III) the sum of (A) the Customer Bottles at Risk and (B) the applicable URL/MUTUAL Bottles at Risk, and (b) the product of (I) $[**] and (II) the sum of (A) the Customer Bottles at Risk and (B) the applicable URL/MUTUAL Bottles at Risk.

               4. During a Competitive Generic Offer Period or Full Competitive Generic Adjustment Period, COLLAGENEX shall provide URL/MUTUAL with credits or rebates equal to the amount of any retroactive price adjustment, rebate or shelf stock adjustment requested by URL/MUTUAL's customers and actually provided by URL/MUTUAL to URL/MUTUAL's customers with respect to such period for COLLAGENEX Supplied Product on the shelves of URL/MUTUAL's customers during such period, which amount shall in no event exceed, in the aggregate for such period, the applicable Maximum Credit.

               5. During a Competitive Generic Offer Period or Full Competitive Generic Adjustment Period, COLLAGENEX shall provide rebates and/or credits to URL/MUTUAL so as to reduce the cost to URL/MUTUAL for the applicable URL/MUTUAL Bottles at Risk down to a level equal to the greater of (A) [**] or (B) $[**] per Bottle. "URL/MUTUAL Inventory Risk Limit" means, as of any date following the date on which the amount of the Initial Quantity in URL/MUTUAL's warehouse has been reduced to less than one (1) Month's Supply due to shipments of the COLLAGENEX Supplied Product to URL/MUTUAL's distributors or other customers, one
                    (1) Month's Supply of COLLAGENEX Supplied Product, or, prior to such date, any amount of the Initial Quantity actually in URL/MUTUAL's warehouse.

               6. For the sake of clarity, the Parties agree that, in the event a Competitive Generic Offer Period is terminated within [**] consecutive Business Days after COLLAGENEX is made aware of such shipment and/or availability for purchase, then the price adjustments provisions in Sections 3.2(b)(4) and 3.2(b)(5) shall apply only to those claims for retroactive price adjustment, rebate or shelf stock adjustment requested by URL/MUTUAL's customers, and actually provided by URL/MUTUAL to URL/MUTUAL's customers, for Customer Bottles at Risk which claims arose as a result of such Competitive Generic Offer Period and which claims are reasonably verifiable, and no price adjustments shall be given with respect to any claims for retroactive price adjustment, rebate or shelf stock adjustment requested by URL/MUTUAL's customers which arose other than as a result of such Competitive Generic Offer Period, unless there is a subsequent Competitive Generic Offer Period, in which case the provisions of this Section 3.2(b) shall again apply.

               7.   To  ensure  that the  price  adjustment  provisions  in this
                    Section 3.2 are applied to no more than the Customer Bottles at Risk and URL/MUTUAL Bottles at Risk, URL/MUTUAL shall provide to COLLAGENEX, during a Full Competitive Generic Adjustment Period, monthly reports within [**]Business Days after the end of each calendar month, in the form attached as Exhibit A, specifying for each URL/MUTUAL customer (a) the quantity of COLLAGENEX Supplied Product in such customer's inventory, based on that customer's most recent request(s) for retroactive price adjustment, rebate or shelf stock adjustment which was actually paid by URL/MUTUAL (which, for the sake of clarity, the Parties agree may have been requested by such customer during a prior calendar month but not requested by such customer and/or paid by URL/MUTUAL until the calendar month for which the report is being delivered), along with the price(s) at which the COLLAGENEX Supplied Product in such customer's inventory was sold to such customer, (b) the quantity of COLLAGENEX Supplied Product shipped to such customer during such month and the price at which such quantity was sold to such customer, and (c) URL/MUTUAL's conclusion of whether such customer's request(s) for retroactive price adjustment, rebate or shelf stock adjustment are correct and whether such request(s) are subject to credits or rebates to URL/MUTUAL from COLLAGENEX pursuant to this Section

                    3.2(b). In addition, URL/MUTUAL shall include with such report a count of the number of Bottles which remain eligible for adjustment pursuant to Section 3.2(b)(4) or 3.2(b)(5) at the end of such calendar month.

               8. In the event that a Competitive Generic Offer Period is terminated within [**] consecutive Business Days after COLLAGENEX is made aware of such shipment and/or availability for purchase, then the maximum amount of credits or rebates available to URL/MUTUAL in the event of a subsequent Competitive Generic Offer Period shall be reset at the full amount of the Maximum Credit, and the amounts of credits or rebates previously provided by COLLAGENEX to URL/MUTUAL shall not be applied toward the Maximum Credit available to URL/MUTUAL in connection with subsequent Competitive Generic Offer Periods or Full Competitive Generic Adjustment Period.

               9. In order to permit the tracking of compliance with the price adjustment provisions of this Section 3.5(b), following the Supply Term URL/MUTUAL shall ship to its distributors or other customers any COLLAGENEX Supplied Product in its inventory before it ships any other Product to its distributors or other customers.

          (c)  URL/MUTUAL  shall  request any  adjustment  in price  pursuant to
     Section 3.2(b) by providing written notification and documentation to COLLAGENEX, which shall be in the form of written documentation from URL/MUTUAL's customers requesting such retroactive price adjustments, rebates or shelf stock adjustments. COLLAGENEX shall have the right to review all materials relied upon by URL/MUTUAL in calculating the deduction.

     URL/MUTUAL hereby consents to COLLAGENEX seeking wholesale "Sales Out" reports from URL/MUTUAL's customers, at COLLAGENEX's expense. URL/MUTUAL makes no representation or warranty that COLLAGENEX will be able to get such wholesale "Sales Out" reports from such URL/MUTUAL customers.

     Section 3.3 Method of Payment. URL/MUTUAL shall make all payments to COLLAGENEX, and COLLAGENEX shall make all payments to URL/MUTUAL, in lawful money of the United States by check in accordance with Section 9.9 (provided that any payment made by check must be received by the receiving Party on or before the date such payment is due pursuant to this Agreement), or by electronic transfer to the following account or to an account designated in writing in accordance with Section 9.9 by COLLAGENEX or URL/MUTUAL, respectively,  or by such  other  means  as may be  agreed  in  advance  by both
Parties.

         Payments To CollaGenex:
         ----------------------

         RECEIVING BANK
         NAME AND ADDRESS: Silicon Valley Bank
                           3003 Tasman Drive
                           Santa Clara, CA 95054

         RECEIVING BANK
         ROUTING #:        121140399

         ACCOUNT #:        [**]

         ACCOUNT NAME:     CollaGenex Pharmaceuticals, Inc.

         Payments To Mutual:
         ------------------

         RECEIVING BANK
         NAME:             Wachovia Bank, NA

         RECEIVING BANK
         ROUTING #:        031201467

         ACCOUNT #:        [**]

        ACCOUNT NAME: Mutual Pharmaceutical Company, Inc.

     Section 3.4 Taxes. All taxes and duties (and any related penalties or interest) imposed on any payment by URL/MUTUAL to COLLAGENEX shall be the responsibility of URL/MUTUAL, excluding any taxes and duties imposed on the net income of COLLAGENEX. URL/MUTUAL and COLLAGENEX shall bear sole responsibility for payment of compensation to their respective personnel, employees or subcontractors and for all employment taxes and withholding with respect to such compensation pursuant to Applicable Law.

     Section 3.5 Interest on Overdue Amounts. All payments not paid when due shall bear interest at a rate which is the lesser of: (a) 12% per annum; or (b) the maximum lawful interest rate permitted under applicable law. Such interest shall accrue on the balance of unpaid amounts from time to time outstanding from the date on which portions of such amounts become due and owing until payment thereof in full.

     Section 3.6 Sale Price. URL/MUTUAL, in its sole discretion, shall determine the sales price of the COLLAGENEX Supplied Products sold by URL/MUTUAL to its customers. ARTICLE IV - SUPPLY

     Section 4.1 Supply Term.

          (a) COLLAGENEX shall supply URL/MUTUAL with [**] Bottles of the Initial Quantity of CollaGenex Supplied Product (the "Initial Shipment") on or before the later of (i) April 8, 2004 and (ii) [**] Business Days after the Effective Date (the "Initial Shipment Date"). COLLAGENEX shall supply URL/MUTUAL with [**] Bottles of the Initial Quantity of CollaGenex Supplied Product (the "Second Shipment") on or before the later of (i) [**] and (ii) [**] Business Days after the Effective Date (the "Second Shipment Date"). COLLAGENEX understands that URL/Mutual expects to begin to supply COLLAGENEX Supplied Product for sale to URL/MUTUAL's distributors and other customers in the Territory pursuant to the provisions of this Agreement on or about April 8, 2004; provided, however, that if the Effective Date does not occur before April 8, 2004, then COLLAGENEX shall not be required to ship the Initial Quantity until [**] days after the Effective Date. The provisions of
          Section 4.2(d)(ii) shall apply to any delays in the shipments of the Initial Shipment or the Second Shipment. URL/MUTUAL shall use its commercially reasonable efforts to sell COLLAGENEX Supplied Product to its distributors and other customers in the Territory, which sales shall be solely pursuant to the terms hereof during the Supply Term.

          (b) Upon the written request of URL/MUTUAL in the event of a Competitive Generic Entry, the Supply Term may be extended up to [**] days beyond the otherwise applicable Supply Termination Date in order for URL/MUTUAL to engage in the necessary ordering and production activities to support the launch of the URL/MUTUAL Product provided that neither URL nor Mutual is, at the time of such request, in material breach of any of its obligations under the terms of the Agreement and provided that the Supply Term shall, under no circumstances, be deemed to extend past the expiration of the Patents or the earlier final determination by a court of competent jurisdiction, from which no appeal has been taken or all appeals have been exhausted, adjudicating the Patents to be invalid or unenforceable.

          (c) The Parties agree that URL/MUTUAL shall not be obligated to accept any COLLAGENEX Supplied Product for which the expiration date is less than [**] months after the date shipped by COLLAGENEX.

     Section 4.2 Supply Terms.

          (a) Sole Supply.

               (i) URL/MUTUAL hereby agrees and acknowledges that, during the Supply Term, it shall receive one hundred percent (100%) of its requirements of Product for sale in the Territory from COLLAGENEX (or its Affiliates) pursuant to this Agreement. For the avoidance of doubt, URL/MUTUAL hereby agrees and acknowledges that, during the Supply Term, it shall not repackage COLLAGENEX Supplied Product, nor any URL/MUTUAL Product or other product, as a generic version of Periostat nor as a URL/MUTUAL branded version of a Product. Any breach by URL/MUTUAL of any of its obligations pursuant to this Section 4.2(a)(i) shall be a material breach of this Agreement, and COLLAGENEX shall have the right to terminate this Agreement immediately by providing written notice to URL/MUTUAL of such breach.

               (ii) Further, URL/MUTUAL hereby agrees and acknowledges that it shall not market, sell or pre-book orders for COLLAGENEX Supplied Product prior to the issuance of the Formal Press Release as described in Section 6.4.

               (iii) COLLAGENEX hereby agrees and acknowledges that it (and its Affiliates) shall not sell or supply Product manufactured pursuant to the COLLAGENEX NDA in generic trade dress to any Third Party for distribution or sale in the Territory during the Supply Term.

          (b) Specifications and Supply. COLLAGENEX hereby warrants that all COLLAGENEX Supplied Product shall be in fully finished form, labeled and packaged for supply to the ultimate consumer. COLLAGENEX further warrants that all COLLAGENEX Supplied Product shall be white or off-white in color and embossed with the URL/MUTUAL imprint as has been provided to COLLAGENEX by URL/MUTUAL and mutually agreed by the Parties.

          (c) Ordering/Safety Stock.

               (i) Beginning [**] and continuing through the earlier of the Supply Termination Date or [**], COLLAGENEX shall maintain, at its own risk and expense, [**] Supply of COLLAGENEX Supplied Product (the "COLLAGENEX Safety Stock"); provided, however, that URL/MUTUAL agrees and acknowledges that the COLLAGENEX Safety Stock shall be reduced from time to time below [**] Supply by Firm Orders placed by URL/MUTUAL in accordance with Section 4.2(c)(ii) and provided further that COLLAGENEX shall only be obligated to place orders to replenish such COLLAGENEX Safety Stock once such COLLAGENEX Safety Stock has fallen to a [**] Supply, although COLLAGENEX may, in its sole discretion, replenish such COLLAGENEX Safety Stock sooner and may, in its sole discretion, maintain more than [**] Supply of COLLAGENEX Supplied Product as COLLAGENEX Safety Stock. COLLAGENEX's failure to reorder COLLAGENEX Supplied Product from its suppliers on or before the date on which such COLLAGENEX Safety Stock falls to a [**] Supply shall constitute a material breach of this Agreement. In the event of such failure, URL/MUTUAL shall have the right, as its sole remedy and COLLAGENEX's exclusive liability, to terminate the Supply Term if COLLAGENEX does not cure such failure within [**] Business Days after COLLAGENEX's receipt of URL/MUTUAL's written notice of such failure. COLLAGENEX shall, upon the reasonable request of URL/MUTUAL from time to time, inform URL/MUTUAL with respect to the then-current levels of COLLAGENEX Safety Stock. The Parties agree and acknowledge that, as long as COLLAGENEX places orders, for delivery to COLLAGENEX within [**] calendar days after COLLAGENEX Safety Stock has fallen to a [**] Supply, to replenish the COLLAGENEX Safety Stock to the level of a total of [**] Supply when (or before) such COLLAGENEX Safety Stock has fallen to a [**] Supply, then COLLAGENEX shall not be in breach of this Agreement if the level of Safety Stock falls below [**] Supply.

               (ii) Starting on the later of [**] or the date on which the amount of the Initial Quantity in URL/MUTUAL's warehouse has been reduced to less than [**] Supply due to shipments of the COLLAGENEX Supplied Product to URL/MUTUAL's distributors or other customers, and thereafter from time to time during the Supply Term, URL/MUTUAL shall have the right to place binding purchase orders for quantities of the COLLAGENEX Safety Stock for shipment by COLLAGENEX within [**] Business Days, and delivery to URL/MUTUAL's warehouse in Philadelphia, Pennsylvania within [**] Business Days after the order is shipped (each, a "Firm Order"), provided, however, that, as of any date, URL/MUTUAL shall order no more than the quantities then required to be maintained as COLLAGENEX Safety Stock as described in Section 4.2(c)(i) and provided that URL/MUTUAL shall not place orders which are to be shipped by COLLAGENEX more than [**] Business Days after the date on which URL/MUTUAL placed the order. URL/MUTUAL shall be required to accept and pay for [**]% of all COLLAGENEX Supplied Product described in a Firm Order. URL/MUTUAL shall not place any single Firm Order for more than [**] Supply; and, if URL/MUTUAL does place a single Firm Order for more than [**] Supply, COLLAGENEX shall not accept such Firm Order without getting additional confirmation from URL/MUTUAL. In the event that a force majeure condition described in Section 9.3 prevents CollaGenex's suppliers from supplying

          COLLAGENEX   with   sufficient   Product  to  permit   COLLAGENEX   to
          simultaneously fulfill its obligations to maintain Safety Stock in accordance with Section 4.2(c)(i) and obtain sufficient quantity of Product for COLLAGENEX's own sales, COLLAGENEX shall use commercially reasonable efforts to reallocate the orders placed with the affected supplier(s) to allocate the amount of Product able to be produced by such supplier(s) to each of COLLAGENEX and URL/Mutual in proportion to the sales of Product made by COLLAGENEX and URL/MUTUAL, respectively, during the calendar month immediately preceding the start of such force majeure condition; provided, however, that in no event shall COLLAGENEX be obligated to provide URL/MUTUAL with Product imprinted with the COLLAGENEX imprint.

               (iii) Notwithstanding anything to the contrary, URL/MUTUAL's Firm Orders for COLLAGENEX Supplied Product from COLLAGENEX shall be in full batch quantities of [**] Boxes (equivalent to [**] Bottles or [**] tablets) or full multiples thereof. Except with respect to a return pursuant to Section 4.2(h), URL/MUTUAL may not return, nor receive a refund for, COLLAGENEX Supplied Product to COLLAGENEX for any reason.

               (iv) Upon the termination of the Supply Term due to a material breach of this Agreement by COLLAGENEX that is not cured within the time frames set forth in Section 7, Section 4.2(c)(i), Section 4.2(d)(ii) or Section 4.2(g), as applicable, or a final determination by a court of competent jurisdiction, from which no appeal has been taken or all appeals have been exhausted, adjudicating the Patents to be invalid or unenforceable, URL/MUTUAL shall, if requested by COLLAGENEX, accept delivery of all COLLAGENEX Supplied Product subject to Firm Orders which is already manufactured but not yet delivered, and purchase and accept delivery of all COLLAGENEX Supplied Product which is subject to non-cancellable orders placed with COLLAGENEX's manufacturers (provided, however, that COLLAGENEX shall use commercially reasonable efforts to try to cancel such orders) and up to [**] Supply of the available COLLAGENEX Safety Stock, in each case at a price equal to the lesser of (A) $[**] per Bottle or (B) $[**] less than the applicable URL/MUTUAL Weighted Average Selling Price.

               (v) URL/MUTUAL shall provide COLLAGENEX with the artwork for tooling for the manufacturing process and for all labels, packaging, and product inserts, which shall be subject to the mutual approval of the Parties and, to the extent so approved, each Party (the "Non-TM Party") is permitted to use the trademarks of the other Party (the "TM Party") solely to reproduce and distribute the labels, packaging and product inserts with the COLLAGENEX Supplied Product. All rights, including goodwill, based on a Non-TM Party's use of the TM Party's trademark shall inure to the benefit of such TM Party. The Non-TM Party shall (a) use the TM Party's trademark in compliance with all Applicable Law, (b) not modify the TM Party's trademark in any way, and (c) not use the TM Party's trademark in connection with any other goods or services other than the COLLAGENEX Supplied Product. As stated in this Agreement, COLLAGENEX shall be responsible for the nature and quality of the COLLAGENEX Supplied Product. Artwork and tooling will be at COLLAGENEX's expense. Delivery of all COLLAGENEX Supplied Product from COLLAGENEX or COLLAGENEX's contract manufacturer to URL/MUTUAL shall be CIP Philadelphia, Pennsylvania (Incoterms
          2000).

          (d) Initial  Quantity  Delivery and  Preparation.

               (i) [Reserved for Future Use].

               (ii) In the event that COLLAGENEX does not deliver the Initial Shipment of the Initial Quantity of the COLLAGENEX Supplied Product to URL/MUTUAL on or before the Initial Shipment Date or the Second Shipment on or before the Second Shipment Date, (A) URL/MUTUAL may receive as liquidated damages an amount of $[**] for each day, after the Initial Shipment Date or the Second Shipment Date, as applicable, until the entire Initial Shipment or Second Shipment, as applicable, has been received by URL/MUTUAL, and (B) subject to the provisions of
          Section 9.3, COLLAGENEX shall be deemed to be in material breach of this Agreement. The Parties acknowledge that the amount of liquidated damages is reasonable in light of the fact that URL/MUTUAL's damages may be difficult to fix with precision. In the event of such a breach, URL/MUTUAL may, as its sole remedy and COLLAGENEX's exclusive liability in addition to the liquidated damages, terminate the Supply Term if COLLAGENEX does not cure such failure within [**] Business Days after COLLAGENEX's receipt of URL/MUTUAL's written notice of such failure; provided that such termination is effected prior to URL/MUTUAL's receipt of the delayed Initial Shipment or Second Shipment, as the case may be. For the sake of clarity, the Parties agree that if the failure of COLLAGENEX to deliver the Initial Shipment by the Initial Shipment Date or the Second Shipment by the Second Shipment Date is due to a force majeure condition described in
          Section 9.3, such force majeure condition shall not excuse COLLAGENEX's obligation to pay liquidated damages as described in this
          Section 4.2(d)(ii) but shall delay URL/MUTUAL's right to terminate the Supply Term until such force majeure condition lasts for at least 180 consecutive days.

               (iii) COLLAGENEX and URL/MUTUAL shall use their commercially reasonable efforts to make all reasonable manufacturing preparations to enable COLLAGENEX to be able to meet the obligations set forth in Section 4.1(a), and as of the Execution Date, COLLAGENEX and URL/MUTUAL shall exercise their reasonable efforts, and shall co-operate with each other, to obtain all necessary certifications, permits and other registrations required pursuant to Applicable Law to enable COLLAGENEX to have manufactured and supply, and URL/MUTUAL to sell, the COLLAGENEX Supplied Product pursuant to the provisions of this Agreement.

          (e) Labeling. The labels, package inserts and trade dress for all COLLAGENEX Supplied Product shall be approved in advance by COLLAGENEX and URL/MUTUAL (such approval not to be unreasonably withheld or delayed), and shall comply with Applicable Law (including the terms of the COLLAGENEX
     NDA). Also, COLLAGENEX will notify URL/MUTUAL in writing of any COLLAGENEX Supplied Product labeling change requirements pursuant to Applicable Law. Such notification shall be made within a reasonable time period after such COLLAGENEX Supplied Product labeling change is made.

          (f)  Manufacturing.  COLLAGENEX  shall  have all  COLLAGENEX  Supplied
     Product  manufactured  in  substantial   compliance  with  Applicable  Law,
     including cGMP.

          (g) Delivery. COLLAGENEX shall ship to URL/MUTUAL all such COLLAGENEX Supplied Product as may be ordered by URL/MUTUAL under a Firm Order issued to COLLAGENEX pursuant to this Agreement within [**] Business Days after COLLAGENEX's receipt of URL/MUTUAL's Firm Order, which orders shall be shipped from COLLAGENEX Safety Stock in a first-in/first-out manner.
     COLLAGENEX's failure to ship substantially all such quantities of CollaGenex Supplied Product within [**] Business Days after COLLAGENEX's receipt of the relevant URL/MUTUAL Firm Order shall constitute a material breach of this Agreement. In the event of such failure, URL/MUTUAL shall have the right to terminate the Supply Term of this Agreement if COLLAGENEX does not cure such failure within [**] Business Days after COLLAGENEX's receipt of URL/MUTUAL's written notice of such failure. Nothing herein shall be construed as limiting the Parties' ability to mutually agree in writing to any adjustment to a shipment date without any modification to a then outstanding Firm Order.

          (h) Rejection. COLLAGENEX or its authorized supplier shall provide a certificate of analysis to URL/MUTUAL for each lot of COLLAGENEX Supplied Product taken into COLLAGENEX Safety Stock. Within [**] days of receipt of any COLLAGENEX Supplied Product or the relevant certificate of analysis, URL/MUTUAL may, if it reasonably suspects that the COLLAGENEX Supplied Product does not conform to the applicable certificate of analysis, reasonably request that COLLAGENEX have reperformed the relevant analysis of such COLLAGENEX Supplied Product to determine whether the COLLAGENEX Supplied Product conforms to the applicable certificate of analysis. Any COLLAGENEX Supplied Product for which URL/MUTUAL does not request such reperformance within [**] days of receipt of shipment shall be deemed accepted by URL/MUTUAL. COLLAGENEX, upon confirmation, through the reperformance of the analysis, of the non-conformity of the COLLAGENEX Supplied Product with the applicable certificate of analysis, shall use its reasonable commercial efforts to replace the defective COLLAGENEX Supplied Product, which replacement shall be URL/MUTUAL's sole and exclusive financial remedy, and COLLAGENEX's exclusive financial liability, with respect to defective COLLAGENEX Supplied Product, and URL/MUTUAL shall return the non-conforming COLLAGENEX Supplied Product to COLLAGENEX if such COLLAGENEX Supplied Product had been received by URL/MUTUAL. COLLAGENEX shall ship such replacement quantity from the then-available COLLAGENEX Safety Stock in accordance with the provisions of
     Section 4.2(g). In the event that the then-available COLLAGENEX Safety Stock is insufficient to permit COLLAGENEX to ship the entire replacement quantity, the Parties shall meet and confer in good faith to determine a mutually acceptable shipment schedule. If COLLAGENEX and URL/MUTUAL do not agree, following the reperformance of the analysis, on the non-conformity of COLLAGENEX Supplied Product with the applicable certificate of analysis, then either Party may refer the matter for final analysis to a specialized laboratory of national reputation acceptable to both Parties for the purpose of determining the results. Any determination by such laboratory shall be binding upon both Parties. The cost of any such reperformance of the analysis, and, if applicable, the testing and evaluation by an independent Third Party, shall be borne by URL/MUTUAL if it is determined that the COLLAGENEX Supplied Product materially conforms to the COLLAGENEX NDA, and by COLLAGENEX if determined that it does not.

          (i) URL/MUTUAL Product Inventory. URL/MUTUAL shall provide to COLLAGENEX, within [**] days after the Effective Date, an accounting of the doxycycline hyclate 20 mg tablets in the inventory of URL/MUTUAL, its Affiliates, suppliers or distributors, other than any COLLAGENEX Supplied Product (the "Counted Quantity"). COLLAGENEX may, in its discretion and at its expense, participate in such accounting. In addition, COLLAGENEX may, at its expense, from time to time during the Supply Term upon reasonable notice to URL/MUTUAL conduct an audit, during normal business hours, of the books and facilities of URL/MUTUAL, its Affiliates and suppliers, in order to determine the quantity of doxycycline hyclate 20 mg tablets in their inventory. During the Supply Term, URL/MUTUAL and its Affiliates shall retain all doxycycline hyclate 20 mg tablets (other than COLLAGENEX Supplied Product) in the inventory of the URL/MUTUAL facilities at 1100
     Orthodox Street or 4629 Adams Avenue in Philadelphia, Pennsylvania, and URL/MUTUAL and its Affiliates shall not transfer, market or sell doxycycline hyclate 20 mg tablets (other than COLLAGENEX

     Supplied Product) from their inventory, except that URL/MUTUAL and its Affiliates may transfer such doxycycline hyclate 20 mg tablets from their inventory solely to a destruction facility for purposes of destruction. If URL/MUTUAL or its Affiliates have transferred, marketed or sold doxycycline hyclate 20 mg tablets (other than COLLAGENEX Supplied Product) from their inventory other than for the documented destruction thereof or any audit reveals a more than immaterial discrepancy between the actual quantity of doxycycline hyclate 20 mg tablets in their inventory (other than COLLAGENEX Supplied Product) and the Counted Quantity (except to the extent doxycycline hyclate 20 mg tablets in inventory has been destroyed and such destruction is reasonably documented), URL/MUTUAL shall be in material breach of this Agreement, and COLLAGENEX shall have the right to terminate this Agreement immediately by providing written notice to URL/MUTUAL of such breach.

     Section 4.3 Pharmacovigilance

          (a) URL/MUTUAL shall promptly notify COLLAGENEX (with such notice made to the contact listed below) of all information coming into its possession concerning adverse event reports within the scope of 21 C.F.R. ss.
     314.80(c)(iii) associated with commercial or clinical uses, studies, investigations or tests with COLLAGENEX Supplied Product (animal or human), throughout the world, whether or not determined to be attributable to COLLAGENEX Supplied Product ("Adverse Event Reports"), and URL/MUTUAL shall use reasonable commercial efforts to transmit such Adverse Event Reports to COLLAGENEX in a timely manner after receipt by URL/MUTUAL, and within such reporting period(s) as may be required by Applicable Law. COLLAGENEX shall promptly notify URL/MUTUAL of any Adverse Event Reports that require the cessation or substantial alteration of the activities contemplated under this Agreement. URL/MUTUAL shall submit all Adverse Event Reports to: Mark Coyne, or such replacement designated by COLLAGENEX in accordance with Section 9.9. URL/MUTUAL shall also cooperate, if reasonably requested by COLLAGENEX, in obtaining any additional information that may bear upon any Adverse Event Reports.

          (b) COLLAGENEX shall be responsible for processing and submitting to the applicable authorities or agencies all Adverse Event Reports regarding COLLAGENEX Supplied Product.

ARTICLE V - REPRESENTATIONS, WARRANTIES AND COVENANTS

     Section  5.1  Representations  and  Warranties.   Each  of  COLLAGENEX  and
URL/MUTUAL hereby represent, warrant and covenant to the other Party as of the Execution Date, as follows:

          (a) It is an entity duty organized, validly existing and is in good standing under the laws of its jurisdictions of formation, and has all requisite power and authority, corporate or otherwise, to execute, deliver and perform this Agreement.

          (b) The execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action and do not and will not (i) require any consent or approval of its stockholders, (ii) violate any provision of any Applicable Law or any provision of its certificate of incorporation, by-laws or other founding document, or (iii) result in a breach of or constitute a default under any material agreement, mortgage, lease, license, permit or other instrument or obligation to which it is a party or by which it or its properties may be bound or affected.

          (c) It is not currently debarred, suspended or otherwise excluded by any government agency from receiving government contracts, nor is it or any of its employees disbarred under the applicable provisions of the Food, Drug, and Cosmetic Act.

          (d) It is not under any obligation, contractual or otherwise, to any Third Party that is conflicting or inconsistent in any material respect with the terms of this Agreement or that would impede the diligent and complete fulfillment of its obligations hereunder.

          (e) This Agreement is a legal, valid and binding obligation enforceable against it in accordance with its terms and conditions, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws, from time to time in effect, affecting creditor's rights generally.

     Section 5.2 Representation. COLLAGENEX represents to URL/MUTUAL as of the Execution Date that the expiration date for doxycycline hyclate 20 mg immediate release tablet approved under the COLLAGENEX NDA is three (3) years from the date of manufacture.

     Section 5.3 Representations/Covenants.

          (a) In no event shall either Party be required to conduct any activities or undertake any actions hereunder that are contrary to Applicable Law.

          (b) Each of COLLAGENEX and URL/MUTUAL agrees, represents and covenants it shall cause its employees responsible for the supply, distribution, sale or promotion of Product in the Territory to act in a professional, ethical and lawful manner and consistent with the same diligence used with regard to other products marketed by COLLAGENEX and URL/MUTUAL, respectively.

          (c) URL/MUTUAL agrees, represents and covenants it shall use its best efforts to ensure that its employees responsible for the distribution, sale or promotion of Product in the Territory shall not make any statement, representation or warranty, oral or written, to any Third Party concerning use of Product that is inconsistent with, or contrary to, the then-applicable approved FDA labeling for Product.

          (d) [Reserved for Future Use].

          (e) [Reserved for Future Use].

          (f) COLLAGENEX shall, within [**] Business Days after COLLAGENEX's receipt thereof, inform URL/MUTUAL of any adverse manufacturing notice to COLLAGENEX or its manufacturer affecting the manufacture of COLLAGENEX Supplied Product including an FDA Form 483, warning letter, a consent decree, or other regulatory action.

          (g) Each of COLLAGENEX and URL/MUTUAL hereby agrees, represents, and covenants to the other Party that it will not, after the Execution Date but during the Term, enter into any obligation, contractual or otherwise, to any Third Party that is conflicting or inconsistent in any material respect with the terms of this Agreement or that would impede the diligent and complete fulfillment of its obligations hereunder. (h) COLLAGENEX shall not, during the Supply Term, withdraw the COLLAGENEX NDA or request that the FDA place the COLLAGENEX NDA on FDA's list of discontinued products, provided, however, COLLAGENEX shall be entitled to withdraw such NDA: (i) pursuant to an FDA (or other regulatory agency) request, advisory or order to withdraw such NDA; or (ii) or upon a determination by the FDA that the COLLAGENEX Supplied Product is not safe, or effective for use in accordance with the approved label.

          (i) In the event that COLLAGENEX elects to reintroduce, sell, offer for sale or manufacture doxycycline hyclate 20 mg capsules in the United States, or to license the rights to undertake such activities to any Third Party, COLLAGENEX shall first offer the rights to undertake such activities to URL/MUTUAL on terms no less favorable that those provided to URL/MUTUAL under the terms of this Agreement with respect to the COLLAGENEX Supplied Product. Nothing in this Agreement shall permit URL/MUTUAL to import into the Territory any doxycycline hyclate 20 mg capsules from outside the United States nor to resell in the Territory any doxycycline hyclate 20 mg capsules imported from outside the United States.

          (j) The Parties shall supply each other with such data relating to the COLLAGENEX Supplied Product and/or Periostat(R) required for such other Party's regulatory reporting purposes, which, during the Term of this Agreement, shall include those relating to AMP, "best price" and baseline AMP.

          (k) Neither COLLAGENEX nor its Affiliates, nor URL, MUTUAL or any of their Affiliates, whether directly or indirectly, shall cause or attempt to cause or influence First DataBank, Inc. to list COLLAGENEX Supplied Product as anything other than a branded product.

     Section 5.4 [Reserved for future use].

     Section 5.5 Regulatory Matters.

          (a) COLLAGENEX warrants that it has an FDA approved NDA for the COLLAGENEX Supplied Product, and that it has appropriate registrations, approvals, facilities or suppliers to manufacture or have manufactured the COLLAGENEX Supplied Product in substantial compliance with Applicable Law, including cGMP. URL/MUTUAL represents and warrants that, prior to the Execution Date, it has obtained its own labeler code and its own NDC for use in connection with the sale of COLLAGENEX Supplied Product pursuant to the terms and conditions of this Agreement, and has provided such information to COLLAGENEX as needed for inclusion on the COLLAGENEX Supplied Product labeling.

          (b) During the Supply Term, COLLAGENEX shall be responsible for processing and submitting to the applicable authorities or agencies any required reporting of matters regarding the manufacture, integrity, and conformance to specifications of COLLAGENEX Supplied Product.

          (c) As between COLLAGENEX and URL/MUTUAL, COLLAGENEX shall be responsible for handling and responding to any FDA or other governmental agency inspections with respect to the manufacture of the COLLAGENEX Supplied Product supplied to URL/MUTUAL during the Supply Term.

     Section 5.6 Business Operations.

          (a) Product Complaints. As between COLLAGENEX and URL/MUTUAL, COLLAGENEX shall have the sole right and responsibility in the Territory for responding to quality complaints relating to COLLAGENEX Supplied Product. URL/MUTUAL shall promptly refer any such quality complaints it receives regarding COLLAGENEX Supplied Product to COLLAGENEX. URL/MUTUAL shall also cooperate, if reasonably requested by COLLAGENEX, in obtaining any additional information that may bear upon any such complaints.

          (b) Recalls,  Withdrawals,  Field Alerts and Other Field  Corrections.
     (i) [Reserved for Future Use]. (ii) URL/MUTUAL shall promptly provide COLLAGENEX with any information it has or receives concerning any bacteriological contamination or any chemical, physical, or other change or deterioration in the COLLAGENEX Supplied Product. COLLAGENEX shall promptly notify URL/MUTUAL when it is more likely than not that COLLAGENEX will undertake a recall, product withdrawal or stock recovery with respect to the

     COLLAGENEX Supplied Product (a "Product Action"), and shall notify URL/MUTUAL as promptly as possible if it intends to or has provided a field alert to FDA. URL/MUTUAL shall undertake whatever assistance may be reasonably requested by COLLAGENEX to facilitate a Product Action, including but not limited to ensuring dissemination of information to its distributors and other customers and administering the retention, return and disposition of the applicable COLLAGENEX Supplied Product inventory in the applicable Territory.

          (iii)The costs of any Product Actions shall be borne by COLLAGENEX; provided, however, URL/MUTUAL shall be responsible for those costs associated with a Product Action to the extent that any URL/MUTUAL acts, or failure to act, caused such Product Action. For the avoidance of doubt, the Parties agree that the cost of any Product Action may include, without limitation, URL/MUTUAL recall costs and any charges to URL/MUTUAL from its customers related to their recall procedures, including product costs, administrative costs, shipping costs, customer notification costs and the cost of product destruction.

          (c) Marketing Materials. URL/MUTUAL shall provide COLLAGENEX with specimens of mailing pieces and any other labeling or advertising which URL/MUTUAL devises for promotion of the COLLAGENEX Supplied Product at least three (3) Business Days before their initial dissemination or publication. URL/MUTUAL shall submit such specimens to: Chris Powala, VP, Regulatory, or such replacement designated by COLLAGENEX in accordance with
     Section 9.9. COLLAGENEX shall submit each such specimen to FDA with a Form FDA-2253 at the time of its initial dissemination or publication.

     Section 5.7 DISCLAIMER OF WARRANTIES.

          (a) EXCEPT FOR THE EXPRESS WARRANTIES AND REPRESENTATIONS AND COVENANTS CONTAINED IN THIS AGREEMENT, NEITHER URL/MUTUAL NOR COLLAGENEX MAKES, AND EACH HEREBY EXPRESSLY DISCLAIMS, ANY WARRANTIES OR REPRESENTATIONS, EITHER EXPRESS OR IMPLIED, WHETHER IN FACT OR IN LAW, INCLUDING WITHOUT LIMITATION IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

          (b) Nothing in this Agreement shall be construed as:

               (i) A warranty or representation by CollaGenex or Foundation as to the validity or enforceability of the Patents;

               (ii) A warranty or representation by CollaGenex or Foundation that the COLLAGENEX Supplied Product is or will be free from infringement of patents or other rights of Third Parties;

               (iii)  A  requirement   that   CollaGenex  or  Foundation   file,
          prosecute, or maintain any patent application, or secure or renew any patent;

               (iv) An obligation of CollaGenex or Foundation to bring, defend, or prosecute actions or suits against Third Parties for infringement of any patent;

               (v) Granting to Mutual and URL, by implication, estoppel, or otherwise, any licenses or rights under any patent right other than the Patents, except as provided in Section 2.1(a)(ii); or

               (vi) An obligation of any Party to furnish know how or any other technical information not disclosed in the Patents to any other Party.

ARTICLE VI - INTELLECTUAL PROPERTY AND CONFIDENTIAL INFORMATION

     Section 6.1 Ownership of Pre-Existing Intellectual Property Rights. Any intellectual property rights (including patents, patent applications, copyrights, trade dress and trademarks) owned by either Party prior to the
Execution Date shall remain solely owned by such Party. Except as otherwise explicitly provided herein, no right, express or implied, is granted by the Agreement to use in any manner the names "COLLAGENEX," "URL/MUTUAL," Periostat(R) or the name of any Party or any Affiliate of any Party.

     Section 6.2 Recognition of Validity and Infringement. URL/MUTUAL hereby acknowledges the validity and enforceability of the Patents and admits that the manufacture, importation, commercial use, sale or offer for sale of the URL/MUTUAL Product would infringe the Patents, but for the license herein granted.

     Section 6.3 Confidential Information, Publicity, and Publication. URL/MUTUAL and COLLAGENEX each hereby recognize and acknowledge that the other Party's Confidential Information constitutes valuable and confidential information. Subject to other express provisions of this Agreement, COLLAGENEX and URL/MUTUAL each agree that during the Term, and for a period of [**] years after the effective date of termination for any reason of this Agreement or the date of expiration hereof:

          (a) the Parties shall not disclose, directly or indirectly, in any manner whatsoever to any Third Parties any Confidential Information received from the other Party (the "Disclosing Party") without first obtaining the written consent of the Disclosing Party, and the other Party ("Recipient") shall keep confidential, all of the Disclosing Party's Confidential Information that is disclosed to Recipient. Recipient agrees to use the same level of care in safeguarding the Disclosing Party's Confidential Information that Recipient uses with its own confidential information of a similar nature, but in no event less than reasonable care. Recipient shall restrict disclosure of the Disclosing Party's Confidential Information solely to those of its employees or representatives having a need to know such Confidential Information in order to accomplish the purposes of this Agreement. Each Party represents that its respective employees and representatives who shall have access to the Confidential Information of the Disclosing Party are bound by an agreement to maintain such Confidential Information in accordance with the confidentiality obligations set forth in this Article VI.

          (b) Recipient shall not use the Disclosing Party's Confidential Information in any manner whatsoever other than solely in connection with the performance of its obligations or exercise of its rights under this Agreement.

          (c) Except as expressly set forth herein, Recipient shall not, directly or indirectly, without the Disclosing Party's prior written consent, disclose in any manner whatsoever to any Third Party the fact that the Disclosing Party's Confidential Information exists or has been made available to Recipient.

          (d) In the event Recipient is requested pursuant to, or required by, Applicable Law, including without limitation the rules or regulations of the United States Securities and Exchange Commission or similar regulatory agency in a country other than the United States, or the rules or regulations of any stock exchange (including without limitation Nasdaq), or if, in order for the Recipient to defend or prosecute litigation it is necessary for the Recipient, to disclose any of the Disclosing Party's Confidential Information, the Recipient shall notify the Disclosing Party promptly so that the Disclosing Party may seek a protective order or other appropriate remedy or, in the Disclosing Party's sole discretion, waive compliance with the confidentiality provisions of this Agreement. At the Disclosing Party's expense, Recipient shall co-operate in all reasonable respects, in connection with any reasonable actions to be taken for the foregoing purpose. In the event that no such protective order or other remedy is obtained prior to the time at which Recipient is required to make the disclosure, or that the Disclosing Party waives compliance with the confidentiality provisions of this Agreement, Recipient is permitted to disclose the Confidential Information of the Disclosing Party, provided that Recipient shall, without liability hereunder, furnish only that portion of the Confidential Information which Recipient is advised by its counsel is legally required, and Recipient will exercise reasonable efforts to obtain reliable assurances that confidential treatment will be accorded the Disclosing Party's Confidential Information.

          (e) Upon the date of the expiration or termination of this Agreement for any reason, either Party may request in writing, and the other Party shall either: (i) promptly destroy all copies of the requesting Party's Confidential Information in the possession of the other Party and confirm such destruction in writing to the requesting Party, or (ii) promptly deliver to the requesting Party, at the other Party's expense, all copies of such Confidential Information in the possession of the other Party, provided, however, the other Party shall be permitted to retain, one (1) copy of the requesting Party's Confidential Information for the sole purpose of determining any continuing obligations and rights hereunder. Additionally, both Parties shall immediately cease all use of the other Party's Confidential Information, including, without limitation, by removing all references to such Confidential Information from its analyses, compilations, studies or other documents except as already disclosed pursuant to Section 6.3(d) or 6.4. All Confidential Information shall continue to be subject to the terms of this Agreement for the period set forth in this Section 6.3.

          (f) Each Party represents and warrants to the other Party that it shall have, as of the date of disclosure, the right to disclose its Confidential Information to the other Party. Each Party may seek to enforce all rights and legal remedies available under this Article VI or by law, including, without limitation, injunctive relief, specific performance and other equitable remedies in the event of a breach of the provisions of this
     Article VI by the other Party.

          (g) To the extent Recipient is performing its obligations or exercising its rights through its Affiliates, Recipient may disclose the Disclosing Party's Confidential Information, without obtaining Disclosing Party's prior consent, to such Affiliates and shall cause its Affiliates to observe the terms of this Article VI hereof, and shall be responsible for any breach of such provisions by any of its Affiliates.

          (h) Notwithstanding the provisions of this Article VI, the Parties agree that nothing contained in this Article VI shall prevent Recipient in any way whatsoever from disclosing any of the Disclosing Party's Confidential Information, without obtaining Disclosing Party's prior consent, to any Third Party through which Recipient is permitted to perform its obligations or exercise its rights under this Agreement, provided such Third Party has undertaken an obligation of confidentiality similar to such obligations contained in Article VI herein with respect to the Disclosing Party's Confidential Information and Recipient shall be responsible for any breach of such provisions by any of such Third Parties.

     Section 6.4 Nothing in this Agreement shall be construed as preventing or in any way inhibiting either Party from complying with Applicable Law governing activities and obligations undertaken pursuant to this Agreement or otherwise governing such Party, in any manner which it reasonably deems appropriate, including, for example, by disclosing to regulatory authorities confidential or other information received from the other Party, subject to Section 6.3(d). In addition, URL/MUTUAL agrees that, in compliance with Applicable Law, COLLAGENEX is permitted to issue a press release and make any filing required under the rules or regulations of the United States Securities and Exchange Commission or similar regulatory agency in a country other than the United States, or the rules or regulations of any stock exchange (including without limitation Nasdaq), on or after the Effective Date, to announce the effectiveness of this Agreement and the settlement of the Pending Actions, without being subject to the provisions of Section 6.3(d), but in any event COLLAGENEX shall issue a press release on or before the first (1st) Business Day after the Effective Date (the "Formal Press Release").

ARTICLE VII - TERM AND TERMINATION

     Section 7.1 Term. This Agreement shall become effective as of the Execution Date and, unless sooner terminated as provided herein, shall automatically expire as of the date the last of the Patents expires or the earlier final determination by a court of competent jurisdiction, from which no appeal has been taken or all appeals have been exhausted, that the Patents are invalid or unenforceable (the "Term"), with the exception of those certain obligations of the parties set forth herein at Section 7.3.

          (a) Promptly after the Execution Date, the Parties shall use commercially reasonable efforts to have the Effective Date occur on or before April 22, 2004. On and after the Effective Date, the Intellectual Property Grant set forth in Section 2.1 of this Agreement shall also become effective and shall remain in effect during the Supply Term, and URL/Mutual shall use its reasonable commercial efforts to commence marketing the COLLAGENEX Supplied Product.

          (b) [Reserved for Future Use].

     Section 7.2 Termination.

          (a) Termination for Breach. Except as otherwise provided in Section 4.2(a)(i), Section 4.2(i) or this Section 7.2, each Party shall be entitled to terminate this Agreement by written notice to the other Party in the event that the other Party shall be in material default or breach of any of its obligations hereunder, and shall fail to remedy any such default or breach within sixty (60) days (or, solely with respect to a payment obligation under this Agreement, thirty (30) days) after notice thereof by the non-defaulting/non-breaching Party. If such default or breach is not corrected within the foregoing sixty (60), or thirty (30), day period, as applicable, the non-breaching Party shall have the right to terminate this Agreement by giving written notice to the other Parties, provided the notice of termination is given within six (6) months of the default and prior to correction of the default.

          (b) Termination upon Bankruptcy. Either Party may terminate this Agreement if, at any time, the other Party shall file in any court or agency pursuant to any statute or regulation of any state or country, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of the Party or of its assets, or if the other Party proposes a written agreement of composition or extension of its debts, or if the other Party shall be served with an involuntary petition against it, filed in any insolvency proceeding, and such petition shall not be dismissed with sixty (60) days after the filing thereof, or if the other Party shall propose, or be a party to, any dissolution or liquidation of such other Party, or if the other Party shall make an assignment for the benefit of creditors.

          (c) Termination upon Delayed Effective Date.

               (i) This entire Agreement may be terminated by COLLAGENEX, immediately upon written notice to URL/MUTUAL, at any time after April 22, 2004 but prior to the Effective Date if, and only if, the Effective Date does not occur on or before April 22, 2004 other than as a result of COLLAGENEX's failure to (A) deliver the Settlement Payment to Hoffmann & Baron as escrow agent, (B) execute this Agreement, (C) execute the Stipulated Order in the New York action or (D) execute the Stipulated Order in the Pennsylvania action.

               (ii) This entire Agreement may be terminated by URL/MUTUAL, immediately upon written notice to COLLAGENEX, at any time after April 22, 2004 but prior to the Effective Date if, and only if, the Effective Date does not occur on or before April 22, 2004 other than as a result of URL/MUTUAL's failure to (A) execute this Agreement, (B) execute the Stipulated Order in the New York action, (C) execute the Stipulated Order in the Pennsylvania action, (D) execute the
          Stipulated Order in the FDA action or (E) receive notice from First DataBank, Inc. that the COLLAGENEX Supplied Product is listed as a branded product.

               (iii) It is expressly understood by the Parties that in the event of a termination pursuant to this Section 7.2(c), this Agreement shall be null and void, and the law firm of Hoffmann & Baron, LLP, as escrow agent, shall return the Settlement Payment to COLLAGENEX and Hoffmann & Baron, LLP shall not cause the Stipulated Orders to be filed in any Court. It is further understood by the Parties that the admissions of infringement, validity and enforceability of the Patents by URL/MUTUAL set forth in this Agreement, the Settlement Agreement and the Stipulated Orders have been made by URL/MUTUAL as part of the consideration for this Agreement and the Settlement Agreement and that such admissions shall be null and void upon termination of this Agreement pursuant to this Section 7.2(c) and shall not be used by COLLAGENEX or Foundation for any purpose, including for the purpose of establishing liability for infringement, the validity or enforceability of the patents, or the objective reasonableness of the assertion of the patents against URL/MUTUAL in any litigation between or among the Parties.

          (d) For the sake of clarity, the Parties acknowledge that the termination of the Supply Term may, under certain circumstances, occur prior to the termination of the Agreement, and that the termination of the Supply Term, in and of itself, does not terminate this Agreement.

     Section 7.3 Effect of Termination.

          (a) Upon the expiration of this Agreement or the termination of this Agreement by COLLAGENEX pursuant to Sections 4.2(a)(i), 4.2(i), 7.2(a) or 7.2(b), (i) all licenses granted to URL/MUTUAL pursuant to Article II shall terminate, (ii) URL may retain the Settlement Payment (subject to Section 7.3(e)), (iii) COLLAGENEX may, in its discretion and provided that the Supply Term had not been terminated prior to the expiration or termination of this Agreement, require URL/MUTUAL to accept delivery of any undelivered portions of the Initial Quantity and all quantities of COLLAGENEX Supplied Product that have been ordered pursuant to a Firm Order (in which event the relevant provisions of Section 3.1 and Article IV shall survive termination with respect to such deliveries), or COLLAGENEX may cancel such orders,
     (iv) COLLAGENEX may, in its discretion and provided that the Supply Term had not been terminated prior to the expiration or termination of this Agreement, require URL/MUTUAL to purchase and accept delivery of all quantities of COLLAGENEX Supplied Product which are subject to non-cancellable orders placed with COLLAGENEX's manufacturers (provided, however, that COLLAGENEX shall use commercially reasonable efforts to try to cancel such orders) and up to [**] Supply of available COLLAGENEX Safety Stock, in each case at a price equal to the lesser of (A) $[**] per Bottle or (B) $[**] less than the applicable URL/MUTUAL Weighted Average Selling Price, provided, however, that, in the event this clause (iv) is triggered by the expiration, not the termination, of this Agreement, the total quantity of COLLAGENEX Supplied Product which COLLAGENEX may require URL/MUTUAL to purchase and accept delivery of, pursuant to this clause (iv), shall be limited to [**] Supply, and (v) the provisions of
     Section 7.3(e) shall apply.

          (b) Upon the termination of this Agreement by URL/MUTUAL pursuant to Sections 7.2(a) or 7.2(b), (i) all licenses granted to URL/MUTUAL pursuant to Sections 2.2 or 2.3, as applicable, shall continue, (ii) URL may retain the Settlement Payment (subject to Section 7.3(e)), (iii) if the Supply Term had not been terminated prior to the expiration or termination of this Agreement, URL/MUTUAL shall accept delivery of any undelivered portions of the Initial Quantity, all quantities of COLLAGENEX Supplied Product that have been ordered pursuant to a Firm Order and, if requested by COLLAGENEX, URL/MUTUAL shall purchase and accept delivery of all quantities of COLLAGENEX Supplied Product which are subject to non-cancellable orders placed with COLLAGENEX's manufacturers (provided, however, that COLLAGENEX shall use commercially reasonable efforts to try to cancel such orders) and up to [**] Supply of the available COLLAGENEX Safety Stock (and the relevant provisions of Section 3.1 and Article IV shall survive termination with respect to all the foregoing deliveries), provided that, with respect to this Section 7.3(b)(iii), the purchase price for such COLLAGENEX Supplied Product shall be reduced to the lesser of (A) $[**] per Bottle or
     (B) $[**] less than the applicable URL/MUTUAL Weighted Average Selling Price, and (iv) the provisions of Section 7.3(e) shall apply.

          (c) Upon the  termination  of this  Agreement by any Party pursuant to
     Section 7.2(c), (i) all licenses granted to URL/MUTUAL pursuant to Article II shall terminate, (ii) the Settlement Payment shall be returned to COLLAGENEX (subject to Section 7.3(e)), (iii) the

     Initial Quantity and any quantities of COLLAGENEX Supplied Product that have been ordered pursuant to a Firm Order shall be cancelled or, if any COLLAGENEX Supplied Product had been received by URL/MUTUAL, returned by URL/MUTUAL to COLLAGENEX for a full credit to URL/MUTUAL for URL/MUTUAL's cost for such product, and (iv) the provisions of Section 7.3(e) shall apply.

          (d) Upon the expiration of this Agreement or the termination of this Agreement by URL/MUTUAL pursuant to Sections 7.2(a) or 7.2(b), the provisions of Section 3.2 shall survive such expiration or termination.

          (e) (i) The expiration or termination of this Agreement in accordance with the provisions hereof and, the operation of any provisions of this
     Section 7.3, shall not in any way prejudice the rights of either Party against the other accrued or accruing under this Agreement before such expiration or termination, including, without limitation, the obligations to pay any amounts owed pursuant to this Agreement, nor otherwise limit the Parties' remedies that may be otherwise available to them in law or equity.

               (ii) Except as otherwise provided in this Section 7.3, expiration or termination of this Agreement shall terminate all outstanding obligations and liabilities between the parties arising from this Agreement except those described in Sections 2.5, 3.3, 3.4, 3.5, 4.2(h), 4.3, Section 5.7, Article VI, this Section 7.3 and Articles VIII and IX, and, solely with respect to any COLLAGENEX Supplied
          Product delivered during the Term or after the Term pursuant to Sections 7.3(a)(iii), 7.3(a)(iv) or 7.3(b)(iii), Sections 5.3(b), 5.3(c), 5.3(j), 5.3(k), 5.5(c), 5.6(a) and 5.6(b).

ARTICLE VIII - INDEMNIFICATION, INSURANCE AND DISPUTE RESOLUTION

     Section 8.1. Product Claims: COLLAGENEX and URL/MUTUAL hereby agree:

               (a) "Product Claims" shall mean Third Parties' actual or threatened claims, demands or causes of action that allege negligence, breach of warranty, and/or strict liability with regard to the development, testing, labeling, and/or manufacturing of the COLLAGENEX Supplied Product and that seek monetary or equitable relief for realized, future or potential personal bodily injuries or deaths allegedly caused by the use of the COLLAGENEX Supplied Product. Product Claims do not include any actual or threatened claims, demands or causes of action associated with, related to or arising from (i) URL/MUTUAL Product, or (ii) the marketing or sales activities of URL/MUTUAL or any URL/MUTUAL Party with respect to the COLLAGENEX Supplied Product, or the negligence or intentional misconduct, or breach of its obligations hereunder, of URL/MUTUAL or any URL/MUTUAL Party (a "URL/MUTUAL Negligence Product Claim").

               (b) URL/MUTUAL shall provide COLLAGENEX with prompt written notice of any Product Claims against URL/MUTUAL or a URL/MUTUAL Party (as defined in Section 8.1(c)), as well as copies of all papers or other documents received by URL/MUTUAL or a URL/MUTUAL Party that contain or give notice of such Product Claims, and shall tender its defense of all Product Claims to COLLAGENEX. Thereafter, COLLAGENEX shall, in writing, within ten (10) Business Days after receipt of such URL/MUTUAL notice and tender, advise URL/MUTUAL as to whether it will accept URL/MUTUAL's tender of any Product Claims, which acceptance COLLAGENEX shall not unreasonably withhold. Prior to COLLAGENEX's written acknowledgement and acceptance of URL/MUTUAL's tender, URL/MUTUAL shall retain the obligation to defend against any Product Claims, which shall include the obligation to prevent default.

               (c) Upon accepting the tender of any Product Claims: (i) COLLAGENEX agrees to defend and indemnify URL/MUTUAL, its Affiliates, and its and their officers, directors, trustees, agents and employees (individually and/or collectively referred to herein as an "URL/MUTUAL Party") from and against any and all losses, liabilities, damages (excluding all special, indirect, incidental, or consequential losses or damages), expenses and fees (including reasonable attorneys' fees paid or payable by URL/MUTUAL or a URL/MUTUAL Party to a Third Party in connection with a Product Claim; and (ii) COLLAGENEX shall have the exclusive right to control the defense of such Product Claims, which right shall include, but is not limited to, the right to select legal counsel of its choice and determine whether to settle and the amount of any settlement. COLLAGENEX shall use good faith efforts in such defense, and shall not make any admissions of liability on the part of URL/MUTUAL or compromise any substantive right of URL/MUTUAL in such action without URL/MUTUAL's prior written consent, which shall not be unreasonably withheld or delayed.

               (d) URL/MUTUAL agrees to cooperate in good faith with COLLAGENEX and its legal counsel in the defense of any suit and to provide COLLAGENEX with any information or other assistance reasonably requested in a timely manner.

               (e) In accepting tender of and agreeing to defend and indemnify URL/MUTUAL against Product Claims, COLLAGENEX does not waive, and expressly reserves, its right to contribution from URL/MUTUAL for monies paid by COLLAGENEX, in whole or part, arising out of conduct by URL/MUTUAL that is finally determined by a court of competent jurisdiction to have created, or contributed to the creation of, COLLAGENEX's liability for such Product Claim.

               (f) URL/MUTUAL and COLLAGENEX agree that all claims or disputes asserted by either Party against the other arising from or relating to a Product Claim, including those for indemnification or contribution, shall be resolved in accordance with Section 9.7A. Neither URL/MUTUAL nor COLLAGENEX shall be compelled to assert any claims, cross-claims or counter-claims against the other in any Product Claims covered or claimed to be covered by this section 8.1, and neither Party shall ever argue that the other has waived its right to seek contribution or other monetary relief by not filing a claim, cross-claim or counter-claim in any underlying lawsuit or that any later claim between them should be dismissed or otherwise disposed of because it should have been raised as a claim, cross-claim or counter-claim in the underlying lawsuit; provided, however, that any such claim, cross-claim or counter-claim shall be brought by the Parties within twelve (12) months after final resolution of the underlying lawsuit. The Party seeking to mediate or arbitrate any claim or group of claims under this section 8.1 shall give timely notice thereof, but nothing herein shall prevent the Parties from agreeing to postpone mediation or arbitration for any length of time if they believe that doing so is in their mutual best interest. Further, nothing herein shall prevent the Parties from mediating or arbitrating multiple claims in a single aggregated proceeding.

               (g) URL/MUTUAL and COLLAGENEX shall each be responsible for its own attorney's fees and costs arising out of or related to any mediation or arbitration to resolve any claim for indemnification or contribution pursuant to this section 8.1.

     Section 8.2 URL/MUTUAL Product Claims.

               (a) URL/MUTUAL agrees to defend, indemnify and hold harmless each of COLLAGENEX and Foundation, and, with respect to each, its Affiliates, and its and their officers, directors, trustees, agents and employees (individually and/or collectively referred to herein as an "COLLAGENEX Party") from and against any and all losses, liabilities, damages (including any special, indirect, exemplary, incidental, or consequential losses or damages), expenses and fees (including all reasonable attorney's fees and other legal fees and costs) incurred, suffered, paid or payable by COLLAGENEX, Foundation or a COLLAGENEX Party in connection with any and all actual or threatened lawsuits, injunctions, claims, demands or other causes of action arising from, related to, or associated with a URL/MUTUAL Product or URL/MUTUAL Negligence Product Claim (either, a "URL/MUTUAL Product Claim").

               (b) COLLAGENEX shall provide URL/MUTUAL with prompt written notice of any URL/MUTUAL Product Claim against COLLAGENEX or a COLLAGENEX Party, as well as copies of all papers or other documents received by COLLAGENEX or a COLLAGENEX Party that contain or give notice of such URL/MUTUAL Product Claims.

               (c) The Parties agree to cooperate with each other and their respective legal counsel in the defense of any URL/MUTUAL Product Claim and to provide each other with any information or other reasonable assistance requested in a timely manner. URL/MUTUAL shall use good faith efforts in such defense, and shall not make any admissions of liability on the part of COLLAGENEX or compromise any substantive right of COLLAGENEX in such action without COLLAGENEX's prior written consent, which shall not be unreasonably withheld or delayed.

               (d) URL/MUTUAL and COLLAGENEX agree that all claims or disputes asserted by either Party against the other arising from or relating to a URL/MUTUAL Product Claim, including those for indemnification or contribution, shall be resolved in accordance with Section 9.7A. Neither URL/MUTUAL nor COLLAGENEX shall be compelled to assert any claims, cross-claims or counter-claims against the other in any URL/MUTUAL Product Claims covered or claimed to be covered by this section 8.1, and neither Party shall ever argue that the other has waived its right to seek contribution or other monetary relief by not filing a claim, cross-claim or counter-claim in any underlying lawsuit or that any later claim between them should be dismissed or otherwise disposed of because it should have been raised as a claim, cross-claim or counter-claim in the underlying lawsuit; provided, however, that any such claim, cross-claim or counter-claim shall be brought by the Parties within twelve (12) months after final resolution of the underlying lawsuit. The Party seeking to mediate or arbitrate any claim or group of claims under this section 8.2 shall give timely notice thereof, but nothing herein shall prevent the Parties from agreeing to postpone mediation or arbitration for any length of time if they believe that doing so is in their mutual best interest. Further, nothing herein shall prevent the Parties from mediating or arbitrating multiple claims in a single aggregated proceeding.

               (e) URL/MUTUAL and COLLAGENEX shall each be responsible for its own attorney's fees and costs arising out of or related to any mediation or arbitration to resolve any claim for indemnification or contribution pursuant to this section 8.2.

     Section 8.3 Other Claims: This section applies solely to all actual or threatened claims, demands or causes of action brought by Third Parties and arising out of, related to, or associated with this Agreement that are not Product Claims or URL/MUTUAL Product Claims ("Other Claims"). Examples of such Other Claims (which are not meant to be exhaustive in any way) may include claims of: antitrust violations; fraud or abuse in marketing; unfair business or trade practices; unfair or discriminatory labor practices; tortious interference; or violations of any securities laws.

               (a) URL/MUTUAL agrees to defend, indemnify and hold harmless COLLAGENEX, Foundation and any COLLAGENEX Party for any and all losses, liabilities, damages (including all special, indirect, exemplary, incidental, or consequential losses or damages), expenses and fees (exclusive of all legal fees) paid or payable by COLLAGENEX, Foundation or a COLLAGENEX Party to any Third Party on an Other Claim that is finally determined by a court of competent jurisdiction to be attributable to the improper, unlawful or otherwise liability-creating conduct of URL/MUTUAL and any URL/MUTUAL Party.

               (b) COLLAGENEX agrees to defend, indemnify and hold harmless URL/MUTUAL and any URL/MUTUAL Party for any and all losses, liabilities, damages (including all special, indirect, exemplary, incidental, or consequential losses or damages), expenses and fees (exclusive of all legal fees) paid or payable by URL/MUTUAL and any URL/MUTUAL Party to any Third Party on an Other Claim that is finally determined by a court of competent jurisdiction to be attributable to the improper, unlawful or otherwise liability-creating conduct of COLLAGENEX or a COLLAGENEX Party.

               (c) Any Party seeking to assert a right of indemnification under this Section 8.3 shall provide the other with prompt written notice of the Other Claim against it, as well as copies of all papers or other documents received by it that contain or give notice of such Other Claims, and shall tender its defense of such Other Claims to the indemnifying Party in such notice.

               (d) Any Party granting indemnification under this Section 8.3 shall have the right to control the defense of such Other Claim, which right shall include, but is not limited to, the right to select legal counsel of its choice and determine whether to settle and the amount of any settlement, provided, however, that an indemnified Party may participate in, but not control, the defense of such Other Claims using attorneys of its choice and at its sole cost and expense, and further provided that the indemnifying Party may not settle such Other Claims in any manner that would require payment by the indemnified Party, or would materially adversely affect the rights granted to the indemnified Party under this Agreement, or would materially conflict with the terms of this Agreement, without first obtaining the indemnified Party's prior written consent, which consent shall not be unreasonably withheld or delayed.

               (e) URL/MUTUAL and COLLAGENEX are responsible for their own legal fees (including attorney's fees) and costs arising out of or related to any Other Claims. URL/MUTUAL and COLLAGENEX are further responsible for their own attorney's fees and costs arising out of or related to any mediation or arbitration to resolve any claim for indemnification or contribution pursuant to this section 8.3.

               (f) To the extent the Parties do not have a conflict of interest with respect to the Other Claim, the Parties agree to cooperate with each other and their respective legal counsel in the defense of any Other Claim and to provide each other with any information or other reasonable assistance requested in a timely manner.

               (g) In the event an Other Claim is based partially on a claim indemnified by one Party and partially on a claim indemnified by the other Party pursuant to this Section 8.3, any payments incurred in connection with such claims are to be apportioned between the Parties in accordance with the degree of cause attributable to each Party.

     Section 8.3A. Allocation. In the event a claim is based partially on an indemnified claim described in Sections 8.1, 8.2 or 8.3 and partially on a non-indemnified claim, or is based partially on a claim described in Section 8.1 or 8.3 and partially on a claim described in Section 8.2 or 8.3, any payments in connection with such claims are to be apportioned between the Parties in accordance with the degree of cause attributable to each Party.

     Section 8.4. OTHER THAN AS EXPRESSLY SET FORTH HEREIN RELATING TO PRODUCT CLAIMS, URL/MUTUAL CLAIMS OR OTHER CLAIMS OR WITH RESPECT TO A BREACH OF ARTICLE VI, IN NO EVENT SHALL EITHER PARTY, ITS DIRECTORS, TRUSTEES, OFFICERS, EMPLOYEES, AGENTS OR AFFILIATES BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, INCIDENTAL, PUNITIVE, SPECIAL, EXEMPLARY OR CONSEQUENTIAL DAMAGES, WHETHER BASED UPON A CLAIM OR ACTION OF CONTRACT, WARRANTY, NEGLIGENCE, STRICT LIABILITY OR OTHER TORT, A PRODUCT CLAIM, OR OTHERWISE ARISING OUT OF OR RELATED TO THIS AGREEMENT.

     Section 8.5 Insurance.

               (a) For the Term, and for a period of five (5) years after the expiration of this Agreement or the earlier termination thereof, both COLLAGENEX and URL/MUTUAL shall maintain at their respective sole cost and expense, product liability and other insurance in amounts, respectively, which are reasonable and customary in the USA pharmaceutical industry for companies of comparable size and activities at the respective places of business of COLLAGENEX and URL/MUTUAL, provided in no event shall the product liability insurance amounts be less than, with respect to MUTUAL, 10 Million U.S. Dollars (U.S. $10,000,000) per occurrence (or claim), and, with respect to URL, 1 Million U.S. Dollars (U.S. $1,000,000) per occurrence (or claim). Such insurance shall insure against all liability, including personal injury, product liability, physical injury, clinical development liabilities, or property damage arising out of the development, manufacture, sale, distribution, or marketing of, with respect to COLLAGENEX, COLLAGENEX Supplied Product or Periostat, and, with respect to URL/MUTUAL COLLAGENEX Supplied Product or URL/MUTUAL Product. Each Party shall provide the other Party with a certificate of insurance evidencing such insurance within thirty (30) days after the Effective Date and annually thereafter. Foundation shall be named as an additional insured on each such insurance policy.

ARTICLE IX - MISCELLANEOUS

     Section 9.1 Assignment. This Agreement may not be assigned by either Party to a Third Party without the prior written consent of the other Parties and without the execution of a novation reasonably acceptable to the other Parties; provided, however, that each Party may, without such prior written consent and without the execution of a novation, assign, to any of its Affiliates, all the rights, licenses and obligations of such Party under this Agreement, provided that such Affiliate is fully capable of fulfilling the assigned rights, licenses and obligations, in which event such assignment shall not be deemed to relieve the assigning Party of its liabilities or obligations to the other Parties under this Agreement, and the assigning Party expressly acknowledges and agrees that it shall remain fully and unconditionally obligated and responsible for the full and complete performance of all of its obligations under the terms and conditions of this Agreement. For the sake of clarity, the Parties agree that a Change of Control of any Party shall not release such Party from its obligations under this Agreement nor act to terminate this Agreement. Any assignment not in conformity with the provisions of this Section 9.1 shall be void. Notwithstanding the foregoing, URL/MUTUAL agrees and acknowledges that

COLLAGENEX may use Third Parties to manufacture, label, package and ship the COLLAGENEX Supplied Product.

     Section 9.2 Counterparts. This Agreement may be executed in any number of counterparts, including originals and facsimile or scanned copies transmitted electronically, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

     Section 9.3 Force Majeure. Neither Party shall lose any rights hereunder or be liable to the other Party for damages or losses on account of failure of performance of any obligation (other than a payment obligation) by the defaulting Party if the failure is occasioned by government action or inaction, war, other armed hostilities, fire, explosion, earthquake, flood, storm, drought, epidemics, quarantine restrictions, strike, lockout, embargo, riot, sabotage, terrorism, invasion, accidents, failure of public utilities, failure or delay of transportation, unforeseeable shortage of materials or utilities, or act of God, provided that the Party claiming force majeure has exerted all reasonable efforts to avoid or remedy such force majeure; provided, however, that in no event shall a Party be required to settle any labor dispute or disturbance. Such excuse shall continue as long as the condition preventing the performance continues; provided that the defaulting Party will no longer be excused once such condition continues for more than 180 consecutive days. Upon cessation of such condition, the affected Party shall promptly resume performance hereunder. Each Party agrees to give the other Party prompt written notice of the occurrence of any such condition, the nature thereof, and the extent to which the affected Party will be unable to perform its obligations hereunder. The affected Party further agrees to use all reasonable efforts to correct the condition as quickly as possible and to give the other Party prompt written notice when it is again fully able to perform its obligations.

     Section 9.4 Further Assurances. Each Party hereto agrees to execute, acknowledge and deliver such further instruments and do all such further acts as may be necessary or appropriate to carry out the purposes and intent of this Agreement.

     Section 9.5 Modification. No waiver, alteration or modification of any of the provisions hereof shall be binding unless made in writing and signed by the Parties by their respective officers thereunto duly authorized.

     Section  9.6   Independent   Contractors.   The  Parties  are   independent
contractors and this Agreement shall not constitute or give rise to an employer-employee, agency, partnership or joint venture relationship among the
Parties and each Party's performance hereunder is that of a separate, independent entity.

     Section 9.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to its conflicts of laws principles.

     Section 9.7A Dispute Resolution. Any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or invalidity thereof, shall be resolved as follows:

               (a) If the senior management of the Parties cannot resolve such disputes within ten (10) Business Days after either Party requests such a meeting, then either Party may make a written demand for formal dispute resolution.

               (b) Within fifteen (15) Business Days after such written demand, the Parties agree to meet for one day with an impartial mediator and consider dispute resolution alternatives other than litigation or arbitration. If an alternative method of dispute resolution is not agreed upon within seven (7) Business Days after such written demand, then at either Party's option, dispute resolution may be pursued as described in (c).

               (c) Any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or invalidity thereof, that cannot be settled pursuant to paragraphs (a) or (b), above, shall be resolved by a Party filing suit in the United States District Court for the Eastern District of New York within twenty (20) days after completion of alternative dispute resolution efforts conducted pursuant to paragraph (b). The Parties stipulate and agree that personal jurisdiction for resolution of any dispute or controversy under this Agreement shall be proper, and venue for resolution of any dispute or controversy under this Agreement shall reside exclusively, in the United States District Court for the Eastern District of New York. If suit is not timely filed, or if the court lacks jurisdiction over the subject matter of the dispute, then the dispute shall be settled by binding arbitration conducted in the English language in New York, New York, by one (1) arbitrator experienced in the pharmaceutical business and mutually agreeable to URL/MUTUAL and COLLAGENEX, under the commercial arbitration rules of the American Arbitration Association ("AAA"), which shall administer the arbitration and act as appointing authority. If the Parties cannot agree on a single arbitrator within ten (10) Business Days, a panel of three (3) arbitrators experienced in the pharmaceutical business shall be selected as follows: each of COLLAGENEX, on the one hand, and URL/MUTUAL, on the other hand, shall appoint an arbitrator and the two
          (2) arbitrators so appointed shall jointly appoint a third arbitrator; provided, however, that if they cannot agree (or if one Party refuses to appoint an arbitrator) within thirty (30) days after the initiation of the arbitration, then this third arbitrator shall be appointed by the President of the AAA. No past or present employee of, or consultant to, a Party or of any Affiliate of a Party shall be selected as an arbitrator. Disputes about arbitration procedure shall be resolved by the arbitrators or failing agreement, by the AAA in New York, New York. The arbitrators may proceed to an award notwithstanding the failure of the other Party to participate in the proceedings. Discovery shall be limited to mutual exchange of documents relevant to the dispute, controversy or claim; depositions shall not be permitted unless agreed to by both Parties. Each Party shall, within thirty (30) days from the date the panel is complete, submit to the panel and to the other Party a written statement presenting such Party's position on the issue. The panel shall, within thirty (30) days after receipt of both Parties' statements, hold a joint hearing on the issue at which each Party will have an opportunity to make a presentation, offer live testimony of witnesses and allow for cross-examination, and respond to the other Party's presentation. No deposition testimony will be considered or admitted in the arbitration. Within fifteen (15) days of the conclusion of the hearing, the panel shall render its decision in writing, provided that if the arbitrators are unable to render a decision within such 15-day period, they shall render such decision as soon thereafter as is practicable. All rulings of the arbitrators shall be in writing and shall be delivered to the Parties. The arbitrators shall be authorized to grant interim relief, including preventing the destruction of goods or documents involved in the dispute, protect trade secrets and provide for security for a prospective monetary award. Under no circumstances shall the arbitrators be authorized to award punitive damages, including but not limited to federal or state statutes permitting multiple or punitive damage awards. Any purported award of punitive or multiple damages or of other damages not permitted under Section 8.4 shall be beyond the arbitrators' authority, void, and unenforceable. Each Party shall bear its own costs and attorneys fees expended in pursuing the arbitration. The award of the arbitrators shall be final and not appealable, and shall be the sole and exclusive remedy of the Parties, enforceable in any court of competent jurisdiction.

     Section 9.8 Article Headings. The Article and Section headings are placed herein merely as a matter of convenience and shall not affect the construction or interpretation of any of the provisions of this Agreement.


     Section 9.9 Notices. Notices required or permitted under this Agreement shall be in writing and sent by prepaid registered or certified air mail or by overnight express mail (e.g., FedEx), or by telefacsimile confirmed by prepaid registered or certified air mail letter or by overnight express mail (e.g., FedEx), (failure of such confirmation shall not affect the validity of such notice by telefacsimile to the extent the receipt of such notice is confirmed by the act of the receiving Party (e.g., a telefacsimile of the receiving Party submitting its receipt of such notice)) and shall be deemed to have been properly served to the addressee upon receipt of such written communication, to the following addresses of the Parties:

         If to URL/MUTUAL:
         ----------------

         President                              President
         Mutual Pharmaceutical Company, Inc.    United Research Laboratories
         1100 Orthodox Street                   1100 Orthodox Street
         Philadelphia, PA 19124-3131            Philadelphia, PA 19124-3131

         With a copy to:
         --------------
         Andrew M. Berdon, Esq.                 Andrew M. Berdon, Esq.
         QUINN EMANUEL, ET AL.                  QUINN EMANUEL, ET AL.
         335 Madison Avenue, 17th               335 Madison Avenue, 17th
         New York, New York 10017               New York, New York 10017

         If to COLLAGENEX:

         Colin Stewart
         COLLAGENEX PHARMACEUTICALS, INC.
         41 University Drive
         Newtown, Pennsylvania  18940

         With a copy to:
         --------------
         James C. Burling, Esq.
         HALE AND DORR LLP
         60 State Street
         Boston, Massachusetts 02109


     Section 9.10 Third Parties. None of the provisions of this Agreement shall be for the benefit of or enforceable by any Third Party; provided, however, that this Agreement shall bind and inure to the benefit of any successors and permitted assigns of the Parties.

     Section 9.11 Waiver. The waiver by either Party of a breach or a default of any provision of this Agreement by the other Party shall not be construed as a waiver of any succeeding breach of the same or any other provision, nor shall any delay or omission on the part of either Party to exercise or avail itself of any right, power or privilege that it has or may have hereunder operate as a waiver of any right, power or privilege by such Party.

     Section 9.12 Severability. If any part of this Agreement is declared invalid by any legally governing authority having jurisdiction over either Party, then such declaration shall not affect the remainder of the Agreement and the Parties shall revise the invalidated part in a manner that will render such provision valid without impairing the Parties' original intent.

     Section 9.13 Entire Agreement. This Agreement constitutes the entire agreement between the Parties relating to the subject matter hereof and supersedes all previous writings and understandings with respect to the subject matter hereof. The terms of this Agreement shall supersede any conflicting terms included in any purchase order or invoice. The Parties agree and acknowledge that the Settlement Agreement, the Consent Agreement and the Stipulated Orders are being executed on the Execution Date.

                    [signatures appear on the following page]

     IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the Execution Date by their duly authorized representatives.



COLLAGENEX PHARMACEUTICALS, INC.



By:  /s/ Colin Stewart
    ------------------------------
         Duly Authorized


MUTUAL PHARMACEUTICAL COMPANY,          UNITED RESEARCH LABORATORIES,
INC.                                    INC.


By:/s/ Richard H. Roberts, M.D., Ph.D.   By:/s/ Richard H. Roberts, M.D., Ph.D.
   -----------------------------------      -----------------------------------
     Duly Authorized  Pres & CEO               Duly Authorized  Pres & CEO

                                    EXHIBIT A

                          Price Adjustment Report Form
Attachment "A"
Section 3.2a.7.
Report to be filed for all customers within [**] business days after the end of each accounting month

                                   [attached]


Activity for April 2004                                                                                   Report Date: 05-10-2004

Customer # 123456
Customer Name: Customer #1
                          Invoice                                                                   Qty
       Invoice #           Date         NDC                      Description                      Shipped   U/P
-----------------------------------------------------------------------------------------------------------------
                   11111   4/1/2004    5348955001Doxycycline Hyclate Tablets USP 20mg               [**]    [**]
                   22222   4/6/2004    5348955001Doxycycline Hyclate Tablets USP 20mg               [**]    [**]
                   33333  4/15/2004    5348955001Doxycycline Hyclate Tablets USP 20mg               [**]    [**]
                   44444  4/22/2004    5348955001Doxycycline Hyclate Tablets USP 20mg               [**]    [**]

                                                 Total Current Month Shipments                      [**]


                                                 Prior Shipments                                      0

                                                 Total Current Month Shipments                      [**]

                                                 Total Bottles Remaining for Potential
                                                 Future Price Devaluation Events                    [**]

                                                 Price Change/Devaluation Event
                                                 Effective 05-01-2004                                       [**]

                                                 Customer Reported Inventory As Of
                                                 05-01-2004                                         [**]

                                                 Price Difference                                   [**]
                                                 Total Price Protection                             [**]

                                                 Customer Request Valid                                      Y

                                                 Total Bottles Remaining for Potential
                                                 Future Price Devaluation Events                    [**]

                                      A-1



Activity for April 2004      May-04                                                                       Report Date: 06-10-2004

Customer # 123456
Customer Name: Customer #1
                          Invoice                                                                   Qty
       Invoice #           Date         NDC                      Description                      Shipped   U/P
-----------------------------------------------------------------------------------------------------------------
                   55555   5/2/2004    5348955001Doxycycline Hyclate Tablets USP 20mg               [**]    [**]
                   66666   5/5/2004    5348955001Doxycycline Hyclate Tablets USP 20mg               [**]    [**]
                   77777  5/18/2004    5348955001Doxycycline Hyclate Tablets USP 20mg               [**]    [**]
                   88888  5/25/2004    5348955001Doxycycline Hyclate Tablets USP 20mg               [**]    [**]

                                                 Total Current Month Shipments                      [**]


                                                 Prior Shipments/Reported Inventory                 [**]

                                                 Total Current Month Shipments                      [**]

                                                 Total Bottles Remaining for Potential
                                                 Future Price Devaluation Events                    [**]

                                                 Price Change Effective 05-01-2004                       [**]

                                                 Customer Reported Inventory                 [**]

                                                 Price Difference                            [**]
                                                 Total Price Protection                      [**]

                                                 Customer Request Valid                                    Y

                                                 Total Bottles Remaining for Potential
                                                 Future Price Devaluation Events                    [**]

                                      A-2